                                                                  EXHIBIT 10.12a

                           FOURTH AMENDED AND RESTATED

                  TRADE RECEIVABLES PURCHASE AND SALE AGREEMENT

                            Dated as of May 28, 1999

            THE GEON COMPANY, a Delaware corporation (the "Seller"), CORPORATE RECEIVABLES CORPORATION ("CRC"), a California corporation, CIESCO, L.P., a New York limited partnership ("Ciesco", and together with CRC, the "Investors"; each of Ciesco and CRC being individually an "Investor"), and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as agent for the Owners (as defined in Section 1.01 hereof) (the "Agent"), agree as follows:

            PRELIMINARY STATEMENTS.

            (1) Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

            (2) The Seller, the Investors and the Agent are each party to that certain Trade Receivables Purchase and Sale Agreement dated as of April 1, 1993, as amended and restated on May 10, 1993, as further amended and restated on August 16, 1994 and as further amended and restated on July 31, 1997 (as amended, collectively, the "Original Agreement") whereby the Seller has from time to time sold to the Investors, and the Investors have from time to time purchased from the Seller, "Eligible Assets" (as defined in the Original Agreement), namely undivided fractional ownership interests in all the outstanding "Pool Receivables" as defined therein and all "Related Security" and "Collections" and other proceeds thereof and with respect thereto.

            (3) The Seller desires to add to the "Pool Receivables" as defined in the Original Agreement additional accounts receivable arising from sales from time to time of goods or services by certain of its subsidiaries and acquired by the Seller from time to time.

            (4) The parties hereto have agreed to amend and restate the Original Agreement, on the terms and conditions hereinafter set forth, to provide for, among other things, the sale of Eligible Asset interests in the additional accounts receivable referred to in Preliminary Statement (3) above as part of the Receivables Pool.

            (5) CNAI has been requested and is willing to continue to act as Agent.

            NOW THEREFORE, the parties hereby agree that, effective as of the Restatement Effective Date the Original Agreement is hereby amended and restated in its

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                                       2


entirety to read as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Adverse Claim" means a lien, security interest, charge or encumbrance, or other right or claim of any Person.

            "Affiliate" when used with respect to a Person means any other Person controlling, controlled by or under common control with such Person.

            "Affiliated Obligor" means any Obligor which is an Affiliate of another Obligor.

            "Agent's Account" means the special account (account number 4060-5071) of the Agent maintained at the office of Citibank at 399 Park Avenue, New York, New York.

            "Alternate Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New
            York, New York, from time to time, as Citibank's base rate;

                  (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 365/366 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations

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                                       3


            for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by the Agent, by
            (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                  (c) 1/2 of 1% per annum above the Federal Funds Rate.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date and the Usage on such date as set forth below:


Public Debt Rating
    S&P/Moody's              Usage           Applicable Margin
------------------           -----           -----------------
Level 1
A-/A3 or above               < 33%                0.325%
                             > 33%                0.425%

--------------------------------------------------------------
Level 2
BBB+/Baa1                    < 33%                0.350%
                             > 33%                0.400%

--------------------------------------------------------------
Level 3
BBB/Baa2                     < 33%                0.375%
                             > 33%                0.500%

--------------------------------------------------------------
Level 4
BBB-/Baa3                    < 33%                0.475%
                             > 33%                0.600%

--------------------------------------------------------------
Level 5
BB+/Ba1                      < 33%                0.675%
                             > 33%                0.800%

--------------------------------------------------------------
Level 6
BB/Ba2                       < 33%                1.000%
                             > 33%                1.125%

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                                       4


            "Assignee" means Citibank, CNAI or each Investor or any of their respective Affiliates or any other Person acceptable to the Agent as the assignee of an Eligible Asset pursuant to Section 9.01.

            "Assignee Rate" for any Fixed Period for any Eligible Asset means an interest rate per annum equal to the Eurodollar Rate for such Fixed Period plus the Applicable Margin in effect from time to time, provided, however, that in the case of

                  (i) any Fixed Period on or prior to the first day of which the
            Owner shall have notified the Agent that, after reasonable efforts by such Owner (consistent with its internal policy and legal and regulatory restrictions) to designate a lending office that would allow such Owner to fund an Eligible Asset at the Assignee Rate set forth above and which would not, in the judgment of such Owner, be otherwise disadvantageous to such Owner, the introduction of or any change occurring on or after the effective date of this Agreement or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Owner to fund such Eligible Asset at the Assignee Rate set forth above (and the Owner shall not have subsequently notified the Agent that such circumstances no longer exist),

                  (ii) any Fixed Period of 1 to (and including) 29 days,

                  (iii) any Fixed Period as to which the Agent does not receive notice, by no later than 12:00 noon (New York City time) on the third Business Day preceding the first day of such Fixed Period, that the related Eligible Asset will not be funded by issuance of commercial paper, or

                  (iv) any Fixed Period for an Eligible Asset the Capital of
            which allocated to the Owner is less than $500,000,

      the "Assignee Rate" for such Fixed Period for such Eligible Asset shall be an interest rate per annum equal to the Alternate Base Rate in effect on the first day of such Fixed Period; provided further, however, that the Agent and the Seller may agree in writing from time to time upon a different "Assignee Rate."

            "Assignment" means an assignment, in substantially the form of Exhibit A hereto, by which an Eligible Asset may be assigned pursuant to
      Section 9.01.

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                                       5


            "Average Maturity" means, on any day, that period (expressed in days) equal to the average maturity of the Pool Receivables as shall be calculated by the Collection Agent as set forth in the most recent Seller Report in accordance with the provisions thereof; provided, however, that, if the Agent shall disagree with any such calculation, the Agent may recalculate the Average Maturity for such day.

            "Borrowed Debt" shall have the meaning set forth in the Credit Agreement in effect on the date hereof.

            "Business Day" means any day on which (i) banks are not authorized or required to close in New York City and (ii) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

            "Capital" of any Eligible Asset means the original amount paid to the Seller for such Eligible Asset at the time of its acquisition by an Investor pursuant to Sections 2.01 and 2.02, or such amount divided or combined by any dividing or combining of such Eligible Asset pursuant to
      Section 2.09, in each case reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.06; provided, however, that such Capital of such Eligible Asset shall not be reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason.

            "Cash Interest Expense" means, for any period, interest expense on all Debt of the Seller and its Subsidiaries, net of interest income, in accordance with GAAP and including, without limitation, to the extent not otherwise included in accordance with GAAP, (a) interest expense in respect of Debt resulting from "Advances" under the Credit Agreement, (b) the interest component of obligations under leases that have or should have been or should be, in accordance with GAAP, recorded as capital leases, (c) commissions, discounts and other fees and charges payable in connection with letters of credit issued for the account of the Seller or any of its Subsidiaries, (d) the net payment, if any, payable by the Seller or any of its Subsidiaries in connection with Hedge Agreements and
      (e) fees paid pursuant to Section 2.04(a) of the Credit Agreement, but excluding, in each case, (w) any amounts accrued or payable in connection with this Agreement or the Parallel Purchase Commitment, (x) amortization of original issue discount, (y) the interest portion of any deferred payment obligation and (z) other interest not payable in cash.

            "Certificate" means a certificate of assignment by the Seller to the Agent in the form of Exhibit B hereto, evidencing each Eligible Asset.

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                                       6


            "Ciesco" shall have the meaning set forth in the recital of parties

            "Citibank" means Citibank, N.A., a national banking association.

            "Collection Agent" means at any time the Person (including the Agent) then authorized pursuant to Article VI to service, administer and collect Pool Receivables.

            "Collection Agent Fee" has the meaning assigned to that term in
      Section 2.10.

            "Collection Agent Fee Reserve" for any Eligible Asset at any time means the unpaid Collection Agent Fee relating to such Eligible Asset accrued to such time.

            "Collections" means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including, without limitation, all cash proceeds of Related Security with respect to such Pool Receivable, and any Collection of such Pool Receivable deemed to have been received pursuant to Section 2.07.

            "Concentration Limit" for any Obligor means at any time 3 1/3%, or such other percentage ("Special Concentration Limit") for any Obligor designated by the Agent in a writing delivered to the Seller; provided, that (i) in the case of an Obligor with any Affiliated Obligor, the Concentration Limit shall be calculated as if such Obligor and such Affiliated Obligor are one Obligor (ii) the Agent may cancel any Special Concentration Limit upon three Business Days' notice to the Seller (iii) a Special Concentration Limit of 5% is established for each of BF Goodrich and Ashland Chemical Company.

            "Confidential Information" shall have the meaning set forth in the Credit Agreement in effect on the date hereof.

            "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

            "Contract" means an agreement between the Seller or a Selling Subsidiary and an Obligor, in substantially the form of one of the forms of written contract set forth in Schedule III hereto or otherwise approved by the Agent, or in the case of an open account agreement, as evidenced by one of the forms of invoices set forth in Schedule III hereto or otherwise approved by the Agent, pursuant to or under which such Obligor shall be obligated to pay for merchandise, insurance or services from time to time.

            "CP Fixed Period Date" means, for any Eligible Asset, the date of Purchase of such Eligible Asset and thereafter the second Business day of each calendar month or

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                                       7


      any other day as shall have been agreed to in writing by the Agent and the Seller prior to the first day of the preceding Fixed Period for such Eligible Asset, or, if there is no preceding Fixed Period, prior to the first day of such Fixed Period.

            "CRC" shall have the meaning set forth in the recital of parties.

            "Credit Agreement" means the Credit Agreement, dated as of August 16, 1994, among the Seller, the Banks party thereto and Citibank, as Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

            "Credit and Collection Policy" means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables described in Schedule II hereto, as modified in compliance with Section 5.03(c).

            "Debt" shall have the meaning set forth in the Credit Agreement in effect on the date hereof; any capitalized terms used in the definition of Debt set forth in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement as of such date and are hereby incorporated herein by reference.

            "Default Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Defaulted Receivables on such date or would have been Defaulted Receivables on such date had they not been written off the books of the Seller during such month by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date.

            "Defaulted Receivable" means a Receivable:

                  (i) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment,

                  (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section
            7.01(g),

                  (iii) which is subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof) or

                  (iv) which, consistent with the Credit and Collection Policy, would be written off the Seller's books as uncollectible.

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                                       8


            "Delinquency Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables at the end of such month by (ii) the aggregate Outstanding Balance of all Pool Receivables on such date.

            "Delinquent Receivable" means a Receivable that is not a Defaulted Receivable and:

                  (i) as to which any payment, or part thereof, remains unpaid for 61 to 90 days from the original due date for such payment; or

                  (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent by the Seller.

            "Designated Obligor" means, at any time, all Obligors; provided, however, that any Obligor shall cease to be a Designated Obligor upon three Business Days' notice by the Agent to the Seller or pursuant to
      Section 10.03.

            "Determination Date" has the meaning assigned to that term in
      Section 10.03.

            "Dilution Horizon" means, as of any date, a ratio computed by dividing (i) the aggregate Outstanding Balance of all Pool Receivables acquired by the Seller during the most recently ended prior calendar month or during such other period as the Agent shall, in its sole discretion, determine by (ii) the Outstanding Balance of Pool Receivables as at the last day of the most recently ended calendar month.

            "Dilution Percentage" means, as of any date, the sum of (a) 1.5 times the product of (i) the average of the Dilution Ratios for each of the twelve most recently ended calendar months and (ii) the Dilution Horizon as at the last day of the most recently ended calendar month plus
      (b) Dilution Volatility as of such date; provided, however, that the "Dilution Percentage" shall be modified if, prior to such modification,
      (i) the Agent shall have (a) requested the approval of Moody's and S&P or both and (b) set forth, in a written notice delivered to the Seller, the proposed modification, together with written evidence of the approval of Moody's or S&P or both for such modification, and (ii) the Seller shall have delivered to the Agent its written consent to the proposed modification. Notwithstanding anything to the contrary contained in this definition of "Dilution Percentage," so long as the Seller's long-term senior debt securities, if rated, are rated at least BBB- by S&P and Baa3 by Moody's, or, if not rated, such securities are deemed to merit a BBB rating in the sole discretion of the Agent, the "Dilution Percentage" shall be zero.

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                                       9


            "Dilution Ratio" means the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (i) the aggregate amount of credits, rebates, discounts, disputes, chargebacks, returned inventory or equipment credits, allowances and other reductions of the Receivables Pool the effect of which in each case is to reduce the Outstanding Balance of any Pool Receivable (other than any dilution factor resulting solely from any write-off of any Pool Receivable by the Collection Agent and not from any of the other factors specified above) provided to Obligors during such calendar month in respect of the principal balance of any Pool Receivable by (ii) the aggregate Outstanding Balance of all Pool Receivables acquired by the Seller during the most recently ended prior calendar month or during such other period as the Agent shall, in its sole discretion, determine.

            "Dilution Reserve" means, for any Eligible Asset at any date, an amount equal to

                                     DP x C

      where:

            DP = the Dilution Percentage of such Eligible Asset at the close of business of the Collection Agent on such date.

            C  = the Capital of such Eligible Asset at the close of business of the Collection Agent on such date.

            "Dilution Volatility" means, as of any date, a ratio (expressed as a percentage) equal to the product of (a) the highest of the Dilution Ratios calculated for each of the twelve most recently ended calendar months minus the average of the Dilution Ratios for each of the twelve most recently ended calendar months and (b) a ratio calculated by dividing the highest of the Dilution Ratios calculated for each of the twelve most recently ended calendar months by the average of the Dilution Ratios for each of the twelve most recently ended calendar months.

            "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

            "Eligible Asset" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.04, (ii) all Related Security with respect to such Pool Receivables

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                                       10


      and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables. Such undivided percentage interest for such Eligible Asset shall be computed as

                             C + LR + DR + YR + CAFR
                             -----------------------
                                      NRPB

      where:

            C    = the Capital of such Eligible Asset at the time of such
                   computation.

            LR   = the Loss Reserve of such Eligible Asset at the time of such computation.

            DR   = the Dilution Reserve of such Eligible Asset at the time of such computation.

            YR   = the Yield Reserve of such Eligible Asset at the time of such computation.

            CAFR = the Collection Agent Fee Reserve of such Eligible Asset at the time of such computation.

            NRPB = the Net Receivables Pool Balance at the time of such computation.

      Each Eligible Asset shall be determined from time to time pursuant to the provisions of Section 2.04.

            "Eligible Receivable" means, at any time and with respect to any Eligible Asset and subject to the provisions of Section 7.02, a
      Receivable:

                  (i) the Obligor of which is a United States resident, is not an Affiliate of any of the parties hereto, and is not a government or a governmental subdivision or agency;

                  (ii) the Obligor of which at the time of the initial creation of an interest therein hereunder is a Designated Obligor;

                  (iii) the Obligor of which at the time of the initial creation of an

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                                       11


            interest therein hereunder is not the Obligor of any Defaulted Receivables in the aggregate amount of 5% or more of the aggregate Outstanding Balance of all Pool Receivables of such Obligor;

                  (iv) which at the time of the initial creation of an interest therein hereunder is not a Defaulted Receivable or a Delinquent Receivable;

                  (v) which, according to the Contract related thereto, is
            required to be paid in full within 30 days (or, in the case of Receivables having an Outstanding Balance not exceeding 25% of the Outstanding Balance of all Pool Receivables, 90 days) of the original billing date therefor;

                  (vi) which is an account receivable representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended;

                  (vii) a purchase of which with the proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

                  (viii) which is an "account" within the meaning of Section
            9-106 of the UCC of the State of Ohio and the jurisdiction of the chief executive office of each Selling Subsidiary;

                  (ix) which is denominated and payable only in United States dollars in the United States;

                  (x) which arises under a Contract which has been duly
            authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor);

                  (xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

                  (xii) which (A) satisfies all applicable requirements of the
            Credit and Collection Policy and (B) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to the Seller upon 30 days notice; and

                  (xiii) as to which, at or prior to the time of the initial creation of an interest therein through a Purchase, the Agent has not notified the Seller that the Agent has determined, in its sole discretion, that such Receivable (or class of Receivables) is not acceptable for purchase by the Investor hereunder.

            "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

            "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurodollar Rate" means, for any Fixed Period, an interest rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Fixed Period in an amount substantially equal to the Capital associated with such Fixed Period on such first day and for a period equal to such Fixed Period.

            "Eurodollar Rate Reserve Percentage" of any Owner for any Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate means the reserve percentage applicable during such Fixed Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Fixed Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Owner with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Fixed Period.

            "Event of Investment Ineligibility" has the meaning assigned to that term in Section 7.01.

            "Event of Receivables Ineligibility" has the meaning assigned to that term in Section 7.02.

            "Excluded Obligors" has the meaning assigned to that term in Section 10.03.

            "Excluded Receivables" has the meaning assigned to that term in
      Section 10.03.

            "Facility" means the willingness of the Investor to consider, in its sole discretion pursuant to Article II, the purchase from the Seller of undivided percentage interests in Pool Receivables by making Purchases of Eligible Assets from time to time.

            "Facility Termination Date" means the earlier of December 19, 2002 or the date of termination of the Facility pursuant to Section 2.03 or
      Section 7.01.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

            "Fixed Period" means with respect to any Eligible Asset:

                  (a) in the case of any Fixed Period in respect of which Yield is computed by reference to the Investor Rate each successive period commencing on each CP Fixed Period Date for such Eligible Asset and ending on the next succeeding CP Fixed Period Date for such Eligible Asset;

                  (b) in the case of any Fixed Period in respect of which Yield is computed by reference to the Assignee Rate, each successive period of from one to and including 29 days, or a period of one, two, three or six months as the Seller shall select and the Agent shall approve on notice by the Seller received by the Agent (including notice by telephone, confirmed in writing) not later than 11:00 A.M. (New York City time) on such last day, each such Fixed Period for any Eligible Asset to commence on the last day of the immediately preceding Fixed Period for such Eligible Asset (or, if there is no such Fixed Period, on the date of Purchase of such Eligible Asset), except that if the Agent shall not have received such notice or the Agent and the Seller shall not have so mutually agreed before 11:00 A.M. (New York City time) on such last day, such period shall be one day;

      provided, however, that:

                  (i) any such Fixed Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (provided, however, if Yield in respect of such Fixed Period is computed by reference to the Eurodollar Rate, and such Fixed Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Fixed Period shall end on the next preceding Business Day);

                  (ii) in the case of Fixed Periods of one day for any Eligible
            Asset, (A) if such Fixed Period is such Eligible Asset's initial Fixed Period, such Fixed Period shall be the day of the related Purchase; (B) any subsequently occurring Fixed Period which is one day shall, if the immediately preceding Fixed Period is more than one day, be the last day of such immediately preceding Fixed Period, and, if the immediately preceding Fixed Period is one day, be the day next following such immediately preceding Fixed Period; and (C) which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and

                  (iii) in the case of any Fixed Period for any Eligible Asset which commences before the Termination Date for such Eligible Asset and would otherwise end on a date occurring after such Termination Date, such Fixed Period shall end on such Termination Date and the duration of each Fixed Period which commences on or after the Termination Date for such Eligible Asset shall be of such duration as shall be selected by the Agent.

            "GAAP" has the meaning specified in Section 1.04.

            "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

            "Interest Coverage Ratio" means, with respect to any fiscal quarter, the ratio of EBITDA for the Seller and its Subsidiaries to Cash Interest Expense, in each case in the aggregate for the period of four consecutive fiscal quarters ended at the end of such fiscal quarter.

            "Investor" means Corporate Receivables Corporation, a California corporation,

      Ciesco, L.P., a New York limited partnership, and any of their respective successors or assigns that is a receivables investment company which in the ordinary course of its business issues commercial paper or other securities to fund its acquisition and maintenance of receivables.

            "Investor Rate" for any Fixed Period for any Eligible Asset means, to the extent an Owner funds such Eligible Asset for such Fixed Period by issuing commercial paper, the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Owner from time to time as interest on or otherwise (by means of interest rate hedges or otherwise) in respect of those promissory notes issued by such Owner that are allocated, in whole or in part, by CNAI (on behalf of the Owner) to fund the Purchase or maintenance of such Eligible Asset during such Fixed Period, as determined by CNAI (on behalf of the Owner) and reported to the Seller and, if the Collection Agent is not the Seller, the Collection Agent, which rates shall reflect and give effect to the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by CNAI (on behalf of the Owner); provided, however, if the rate (or rates) as agreed between any such agent or dealer and the Agent with regard to any Fixed Period for any Eligible Asset is a discount rate (or rates), the "Investor Rate" for such Fixed Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

            "Liquidation Day" for any Eligible Asset means either (i) each day during any Settlement Period for such Eligible Asset on which the conditions set forth in Section 3.02 are not satisfied (or such failure of conditions is not waived by the Agent), or (ii) each day which occurs on or after the Termination Date for such Eligible Asset.

            "Liquidation Fee" means, for any Fixed Period during which a Liquidation Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Liquidation Fee or any shortened duration of such Fixed Period pursuant to clause (iv) of the definition thereof) which would have accrued during such Fixed Period on the reductions of Capital of the Eligible Asset relating to such Fixed Period had such reductions remained as Capital, exceeds (ii) the income, if any, received by the Owner's investing the proceeds of such reductions of Capital.

            "Liquidation Yield" means, for any Eligible Asset at any date, an amount equal to the product of (i) the Capital of such Eligible Asset as at such date and (ii) the product of (a) the Assignee Rate for such Eligible Asset for a Fixed Period deemed to commence at such time for a period of 30 days and (b) a fraction having as its numerator the number of days in the period equal to the Average Maturity (as in effect at such date) and 360 as its denominator.

            "Loan Documents" shall have the meaning set forth in the Credit Agreement.

            "Lock-Box Account" means an account maintained at a Lock-Box Bank for the purpose of receiving Collections.

            "Lock-Box Agreement" means an agreement, in substantially the form of Exhibit D hereto, from the Seller or any Selling Subsidiary to any Lock-Box Bank with such modifications as may be acceptable to the Agent.

            "Lock-Box Bank" means any of the banks holding one or more Lock-Box Accounts.

            "Loss Percentage" means, for any Eligible Asset at any date, the greatest of (i) three times the highest Default Ratio as of the last day of the 12 months ended immediately preceding such date, (ii) three times the Concentration Limit and (iii) 10%.

            "Loss Reserve" means, for any Eligible Asset at any date, an amount equal to

                                  LP x C + YR)

where:

      LP = the Loss Percentage for such Eligible Asset at the close of business of the Collection Agent on such date.

      C = the Capital of such Eligible Asset at the close of business of the Collection Agent on such date.

      YR = the Yield Reserve for such Eligible Asset at the close of business of the Collection Agent on such date.

            "Moody's" means Moody's Investors Service, Inc.

            "Net Receivables Pool Balance" means, at any time, the Outstanding Balance of the Eligible Receivables in the Receivables Pool at such time reduced by the sum of (i) the aggregate Outstanding Balance of the Defaulted Receivables in the Receivables Pool at such time and (ii) the aggregate amount by which the Outstanding Balance of Eligible Receivables (other than Defaulted Receivables) of each Obligor then in the Receivables Pool exceeds the product of (a) the Concentration Limit for such Obligor multiplied by (b) the Outstanding Balance of the Eligible Receivables then in the Receivables Pool.

            "Obligor" means a Person obligated to make payments pursuant to a Contract.

            "Original Agreement" shall have the meaning set forth in the Preliminary Statements.

            "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

            "Owner" means, for each Eligible Asset, upon its Purchase, the Investor which made such Purchase and all other owners by assignment or otherwise of an Eligible Asset and, to the extent of the undivided interests so purchased, shall include any participants.

            "Parallel Purchase Commitment" means the Third Amended and Restated Parallel Purchase Commitment dated as of the date hereof among the Seller, the financial institutions party thereto and CNAI, as Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

            "Pool Receivable" means a Receivable in the Receivables Pool.

            "Public Debt Rating" means for purposes of determining the Applicable Margin, as of any date, the rating most recently announced by S&P and Moody's, as the case may be, for any class of long-term senior unsecured debt issued by the Seller. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Public Debt Rating for determining the Applicable Margin will be deemed to be below BB by S&P and below Ba2 by Moody's; (c) if the ratings established by

      S&P and Moody's shall fall within different levels, if (i) the differential is one level, the Applicable Margin shall be based upon the higher rating and (ii) the differential is two levels or more, the Applicable Margin shall be based upon one level higher than the lower rating; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

            "Purchase" means a purchase by the Investor of an Eligible Asset from the Seller pursuant to Article II.

            "Purchase Limit" means $85,000,000, as such amount may be reduced pursuant to Section 2.03.

            "Receivable" means the indebtedness of any Obligor under a Contract arising from a sale by the Seller or any Selling Subsidiary, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

            "Receivables Pool" means at any time the aggregation of each then outstanding Receivable in respect of which the Obligor is a Designated Obligor or, as to any Receivable in existence on such date, was a Designated Obligor on the date of any Purchase or reinvestment pursuant to
      Section 2.05, and which is not excluded from the Receivables Pool pursuant to Section 10.03.

            "Reinvestment Termination Date" for any Eligible Asset means that Business Day which the Seller designates, or, if the conditions precedent in Section 3.02 and, for each Eligible Asset owned by Ciesco, Section 3.03 and, for each Eligible Asset owned by CRC, Section 3.04, are not satisfied, such Business Day which the Agent designates, as the Reinvestment Termination Date for such Eligible Asset by notice to the Agent (if the Seller so designates) or to the Seller (if the Agent so designates) at least one Business Day prior to such Business Day.

            "Related Security" means with respect to any Receivable:

                  (i) all of the interest of the Seller and the Selling
            Subsidiaries in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable;

                  (ii) all other security interests or liens and property
            subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable; and

                  (iii) all guarantees, insurance and other agreements or
            arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise.

            "Responsible Officer" means the chief financial officer, controller or chief accounting officer of the Seller.

            "Restatement Effective Date" shall have the meaning set forth in
      Section 11.04.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill companies.

            "Seller Report" means a report, in substantially the form of Exhibit C hereto, furnished by the Collection Agent to the Agent for each Owner pursuant to Section 2.07.

            "Selling Subsidiary" means Plast-O-Meric, Inc., a Wisconsin corporation, and each other wholly-owned Subsidiary of the Seller that shall from time to time become a party to a Selling Subsidiary Letter pursuant to Section 5.01(1).

            "Selling Subsidiary Letter" means the Selling Subsidiary Letter dated the date hereof and duly executed by Plast-O-Meric, Inc. and the Seller together with each other Selling Subsidiary Letter in substantially the form of Exhibit E hereto, delivered to the Agent by each other Selling Subsidiary and the Seller pursuant to Section 5.01(l) as the same may, from time to time, be amended, supplemented or otherwise modified in accordance with its terms.

            "Settlement Period" for any Eligible Asset means each period commencing on the first day of each Fixed Period for such Eligible Asset and ending on the last day of such Fixed Period, and, on and after the Termination Date for such Eligible Asset, such period (including, without limitation, a daily period) as shall be selected from time to time by the Agent or, in the absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period.

            "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),
      (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

            "Termination Date" for any Eligible Asset means the earlier of (i) the Reinvestment Termination Date for such Eligible Asset and (ii) the Facility Termination Date.

            "UCC" means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

            "Usage" means, as of any date of determination, the ratio (expressed as a percentage) computed by dividing the aggregate principal amount of the Outstanding Balance of the Receivables Pool by the Purchase Limit, calculated in each case as of the close of business of the Collection Agent on such date.

            "Yield" means:

                  (i) for each Eligible Asset for any Fixed Period to the extent an Investor will be funding such Eligible Asset on the first day of such Fixed Period through the issuance of commercial paper,

                                IR x C x ED + LF
                                         ---
                                         360

                  (ii) for each Eligible Asset for any Fixed Period to the
            extent the Owner will not be funding such Eligible Asset on the first day of such Fixed Period through the issuance of commercial paper,

                                AR x C x ED + LF
                                         ---
                                         360

where:

        AR = the Assignee Rate for such Eligible Asset for such Fixed Period.

        C =  the Capital of such Eligible Asset during such Fixed Period.

        IR = the Investor Rate for such Eligible Asset for such Fixed Period.

        ED = the actual number of days elapsed during such Fixed Period.

        LF = the Liquidation Fee, if any, for such Eligible Asset for such Fixed
             Period.

        provided, however, that no provision of this Agreement or the Certificate shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that Yield for any Eligible Asset shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

            "Yield Reserve" for any Eligible Asset at any time means the sum of
        (i) the Liquidation Yield at such time for such Eligible Asset, and (ii) the accrued and unpaid Yield for such Eligible Asset.

            SECTION 1.02. Other Terms. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

            SECTION 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

            SECTION 1.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                                   ARTICLE II

                       AMOUNTS AND TERMS OF THE PURCHASES

            SECTION 2.01. Facility. On the terms and conditions hereinafter set forth, each Investor may, in its sole discretion, make Purchases from time to time during the period from the date hereof to the Facility Termination Date. Under no circumstances shall any Investor make any Purchase if, after giving effect to such Purchase, the aggregate outstanding Capital of Eligible Assets, together with the aggregate outstanding "Capital" of "Eligible Assets" under the Parallel Purchase Commitment would exceed the Purchase Limit. The Owner of each Eligible Asset shall, with the proceeds of Collections attributable to such Eligible Asset, reinvest, pursuant to Section 2.05, in additional undivided percentage interests in the Pool Receivables by making an appropriate readjustment of such Eligible Asset. Nothing in this Agreement shall be deemed to be or construed as a commitment by any Investor (or CNAI or Citibank) to purchase any Eligible Asset at any time.

            SECTION 2.02. Making Purchases. (a) Each Purchase shall be made on at least one Business Days' notice from the Seller to the Agent or on such other notice period as the Seller and the Agent shall agree. Each such notice of a proposed Purchase shall specify the desired amount (which shall not be less than $1,000,000), date and duration of the initial Fixed Period for the Eligible Asset to be purchased. The Agent shall promptly notify the Seller whether such terms are acceptable to any Investor.

            (b) On the date of each Purchase, each Investor making a Purchase shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent the amount of its Purchase by deposit of such amount in same day funds to the Agent's Account, and, after receipt by the Agent of such funds, the Agent will cause such funds to be made immediately available to the Seller at Citibank's office at 399 Park Avenue, New York, New York. The Agent shall notify the Seller and if the Seller is not the Collection Agent, the Collection Agent, of the Investor Rate or Assignee Rate, as applicable, for each Fixed Period for each Eligible Asset on the last day of such Fixed Period in the case of the Investor Rate and on the first day of such Fixed Period in the case of the Assignee Rate.

            SECTION 2.03. Termination of Facility or Reduction of the Purchase Limit. (a) Optional. The Seller may, upon at least five Business Days' notice to the Agent, terminate the Facility in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that for purposes of this Section 2.03(a), the unused portion of the Purchase Limit shall be computed as the excess of (A) the Purchase Limit immediately prior to giving effect to such termination or reduction over (B) the sum of (i) the aggregate Capital of Eligible Assets outstanding at the time of such computation and (ii) the aggregate "Capital" of "Eligible Assets" outstanding under the Parallel Purchase Commitment at such time; provided further that each partial reduction shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

            (b) Mandatory. On each day on which the Seller shall, pursuant to Section

2.03(a) of the Parallel Purchase Commitment, reduce in part the unused portion of the Commitment (as defined in the Parallel Purchase Commitment), the Purchase Limit shall automatically reduce by an equal amount. The Purchase Limit shall automatically terminate in whole on any day on which the Seller shall terminate in whole the Commitment pursuant to Section 2.03(a) of the Parallel Purchase Commitment.

            SECTION 2.04. Eligible Asset. (a) Each Eligible Asset shall be initially computed as of the opening of business of the Collection Agent on the date of Purchase of such Eligible Asset. Thereafter until the Termination Date for such Eligible Asset, such Eligible Asset shall be automatically recomputed as of the close of business of the Collection Agent on each day (other than a Liquidation Day). Such Eligible Asset shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made. Any Eligible Asset, as computed as of the day immediately preceding the Termination Date for such Eligible Asset, shall remain constant at all times on and after such Termination Date. Such Eligible Asset shall become zero at such time as the Owner of such Eligible Asset shall have received the accrued Yield for such Eligible Asset and shall have recovered the Capital of such Eligible Asset, and the Collection Agent shall have received the accrued Collection Agent Fee for such Eligible Asset.

            (b) If any Eligible Asset would otherwise be reduced on any day on account of Receivables arising as or becoming Pool Receivables, the Owner of such Eligible Asset may prevent such reduction by giving notice to the Collection Agent, before the close of business of the Collection Agent on such day, that such Eligible Asset's interest in such Receivables is to be limited so as to prevent such reduction. If such notice is given for any day for any Eligible Asset, the Receivables Pool for such Eligible Asset, and the Net Receivables Pool Balance for such Eligible Asset, will include, with respect to Receivables arising as or becoming Pool Receivables on such day, only such number of such Receivables or such portion of such Receivables as shall cause such Eligible Asset to remain constant, such Receivables or portion thereof being included in the Receivables Pool for such Eligible Asset in the order of the Seller's account numbers for such Receivables up to an aggregate amount so as to cause such Eligible Asset to remain constant, and the remainder of such Receivables or portion thereof shall be treated as Receivables arising on the next succeeding Business Day.

            SECTION 2.05. Non-Liquidation Settlement Procedures. On each day (other than a Liquidation Day) during each Settlement Period for each Eligible Asset, the Collection Agent shall: (i) out of Collections of Pool Receivables attributable to such Eligible Asset received on such day, set aside (and segregate if instructed by the Agent to do so under Section 6.02(a)) and hold in trust for the Owner of such Eligible Asset an aggregate amount equal to the sum of (A) the Yield and Collection Agent Fee accrued through such day for such Eligible Asset and not so previously set aside and (B) if the Agent shall have declared the Pool

Receivables originally owed to any Selling Subsidiary as not being Eligible Receivables pursuant to Section 7.02, that amount, if any, which would be required to reduce Capital of such Eligible Asset so that, together with similar reductions of Capital of all other Eligible Assets and of "Capital" of "Eligible Assets" under the Parallel Purchase Commitment, the aggregate undivided percentage interest for all Eligible Assets and the "Eligible Assets" under the Parallel Purchase Commitment would not, after giving effect to the Collections of Pool Receivables and the addition of new Pool Receivables on such day and the resulting recomputation of all Eligible Assets pursuant to Section 2.04 and of all "Eligible Assets" under, and pursuant to Section 2.04 of, the Parallel Purchase Commitment as of the end of such day, exceed 100%, and (ii) reinvest the remainder of such Collections, for the benefit of such Owner, by recomputation of such Eligible Asset pursuant to Section 2.04 as of the end of such day and the payment of such remainder to the Seller; provided, however, that, to the extent that the Agent or any Owner shall be required for any reason to pay over any amount of Collections which shall have been previously reinvested for the account of such Owner pursuant hereto, such amount shall be deemed not to have been so applied but rather to have been retained by the Seller and paid over for the account of such Owner and, notwithstanding any provision hereof to the contrary, such Owner shall have a claim for such amount. On the second Business Day following the last day of each Settlement Period for such Eligible Asset in the case of any Eligible Asset for which Yield shall be determined for such Settlement Period with reference to the Investor Rate, and on the last day of each Settlement Period for each other Eligible Asset, the Collection Agent shall deposit to the Agent's Account for the account of the Owner of such Eligible Asset the amounts set aside as described in clause (i) of the first sentence of this Section 2.05. Upon receipt of such funds by the Agent, the Agent shall distribute them to the Owner of such Eligible Asset in payment of the accrued Yield for such Eligible Asset and in reduction of the Capital thereof as described in clause (i)(B) of the first sentence of this
Section 2.05 and to the Collection Agent in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the accrued Yield for such Eligible Asset, second, in reduction of the Capital thereof described in clause (i)(B) of the first sentence of this
Section 2.05, and third, in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset.

            SECTION 2.06. Liquidation Settlement Procedures. On each Liquidation Day during each Settlement Period for each Eligible Asset, the Collection Agent shall set aside (and segregate if instructed by the Agent to do so under Section 6.02(a)) and hold in trust for the Owner of such Eligible Asset the Collections of Pool Receivables attributable to such Eligible Asset received on such day. On the second Business Day following the last day of each Settlement Period for such Eligible Asset in the case of any Eligible Asset for which Yield shall be determined for such Settlement Period with reference to the Investor Rate, and on the last day of each Settlement Period for each other Eligible Asset, the Collection Agent shall deposit to the Agent's Account for the account of the Owner of such Eligible Asset the amounts set aside pursuant to the preceding sentence but not to exceed the sum of (i) the accrued Yield for such Eligible Asset, (ii) the Capital of such Eligible Asset, (iii) the accrued Collection Agent Fee payable with respect to such Eligible Asset and (iv) the aggregate amount of other amounts owed hereunder by the Seller to the Owner of such Eligible Asset. Any amounts set aside pursuant to the first sentence of this Section 2.06 and not required to be deposited to the Agent's Account pursuant to the preceding sentence shall be paid to the Seller by the Collection Agent; provided, however, that, if amounts are set aside during such Settlement Period pursuant to the first sentence of this Section 2.06 on any Liquidation Day and thereafter during such Settlement Period the conditions set forth in Section 3.02 are satisfied or are waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be applied pursuant to clause (ii) of the first sentence of
Section 2.05 on the day of such subsequent satisfaction or waiver of conditions. Upon receipt of funds deposited to the Agent's Account pursuant to the preceding sentence or Section 7.07 of the Credit Agreement, the Agent shall distribute them (i) to the Owner of such Eligible Asset (a) in payment of the accrued Yield for such Eligible Asset, (b) in reduction (to zero) of the Capital of such Eligible Asset and (c) in payment of any other amounts owed by the Seller hereunder to such Owner and (ii) to the Collection Agent in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset. If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds, first, in payment of the accrued Yield for such Eligible Asset, second, in reduction of Capital of such Eligible Asset, third, in payment of other amounts payable to such Owner, and fourth, in payment of the accrued Collection Agent Fee payable with respect to such Eligible Asset.

            SECTION 2.07. General Settlement Procedures. If on any day the Outstanding Balance of a Pool Receivable is either (a) reduced as a result of any defective, rejected or returned merchandise, insurance or services, any cash discount, or any adjustment by the Seller or any Selling Subsidiary, or (b) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Selling Subsidiary (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties in Section 4.01(h) is no longer true with respect to a Pool Receivable (including, without limitation, each Pool Receivable, if any, that is declared by the Agent not to be an Eligible Receivable pursuant to Section 7.02), the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable. Except as stated in the preceding sentences of this Section 2.07 or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, except if payment is designated by such Obligor for application to specific Receivables. Prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Agent for each Owner of an Eligible Asset (i) a Seller Report, relating to each Eligible Asset, as of the close of business of the Collection Agent on the last day of the immediately preceding month, and
(ii) at the request of the Agent, a listing by Obligor of all Pool Receivables, together with an analysis as to the aging of such Receivables. On or prior to the day the Collection Agent is required to make a deposit with respect to a Settlement Period pursuant to Section 2.05 or 2.06, the Seller will advise the Agent of each Liquidation Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Eligible Asset; provided, however, that, if the Seller is not the Collection Agent, the Seller shall also advise the Collection Agent of the occurrence of each such Liquidation Day occurring during such Settlement Period on or prior to such day.

            SECTION 2.08. Payments and Computations, Etc. All amounts to be paid or deposited by the Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 A.M. (New York City time) on the day when due in lawful money of the United States of America in same day funds to the Agent's Account. The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Alternate Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Agent of such overdue amount to an Owner of an Eligible Asset, in which case such interest accruing after such date shall be for the account of, and distributed by the Agent to the Owners ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Yield, Liquidation Yield and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

            SECTION 2.09. Dividing or Combining of Eligible Assets. The Seller may, on notice received by the Agent not later than 11:00 A.M. (New York City time) three Business Days before the last day of any Fixed Period for any then existing Eligible Asset (an "Existing Eligible Asset"), divide such Existing Eligible Asset on such last day into two or more new Eligible Assets, each such new Eligible Asset having Capital as designated in such notice and all such new Eligible Assets collectively having aggregate Capital equal to the Capital of such Existing Eligible Asset. The Seller may, on notice received by the Agent not later than 11:00 A.M. (New York City time) three Business Days before the last day of any Fixed Periods ending on the same day for two or more Existing Eligible Assets owned by the same Owner or the date of any proposed Purchase (if the last day of such Fixed Period is the date of such proposed Purchase), either
(i) combine such Existing Eligible Assets or (ii) combine such Existing Eligible Asset or Eligible Assets, if owned by an Investor, and such proposed Eligible Asset to be purchased, on such last day into one new Eligible Asset, such new Eligible Asset having Capital equal to the aggregate Capital of such Existing Eligible Assets, or such Existing Eligible Asset or Eligible Assets and such proposed Eligible Asset, as the case may be. On and after any division or combination of Eligible Assets as described above, each of the new Eligible Assets resulting from such division, or the new Eligible Asset resulting from such combination, as the case may be, shall be a separate Eligible Asset having Capital as set forth above, and shall take the place of such Existing Eligible Asset or Eligible Assets or proposed Eligible Asset, as the case may be, in each case under and for all purposes of this Agreement, and the Agent shall annotate the Certificate accordingly.

            SECTION 2.10. Fees and Payments. (a) The Seller shall pay certain fees to the Agent as more fully set forth in a letter agreement of even date herewith.

            (b) Each Owner shall pay to the Collection Agent a collection fee (the "Collection Agent Fee") of 1/4 of 1% per annum on the average daily amount of Capital of each Eligible Asset owned by such Owner, from the date thereof until the later of the Facility Termination Date or the date on which such Capital is reduced to zero, payable on the last day of each Settlement Period for such Eligible Asset; provided, however, that, upon three Business Days' notice to the Agent, the Collection Agent may (if not the Seller) elect to be paid, as such fee, another percentage per annum on the average daily amount of Capital of each such Eligible Asset, but in no event in excess of 110% of the costs and expenses referred to in Section 6.02(b); and provided further that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections 2.05 and 2.06.

            SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation occurring on or after the effective date of this Agreement or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued on or after the effective date of this Agreement, there shall be any increase in the amount of capital required or expected to be maintained by CNAI, an Owner, any entity which enters into a commitment to purchase Eligible Assets or interests therein, or any of their respective Affiliates (each an "Affected Person") or any corporation controlling such Affected Person, as a result of or based upon the existence of any commitment to make purchases of or otherwise to maintain the investment in Pool Receivables or interests therein related to this Agreement or to the funding thereof and other commitments of the same type relating to this Agreement, then, within five Business Days after receipt of a written demand by such Affected Person, (with a copy to the Agent), the Seller shall immediately pay to the Agent, for the account of such Affected Person (as a third-party beneficiary), from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the existence of any of such commitments. A certificate as to such amounts setting forth in reasonable detail the calculations used in determining, and the basis of the requirements for, such amounts, submitted to the Seller and the Agent by such Affected Person, shall be conclusive and binding for all purposes, absent evidence of error.

Notwithstanding anything to the contrary contained in this subsection (a), an Owner shall only be entitled to receive reimbursement for such additional amounts pursuant to this subsection (a) to the extent (i) incurred within 60 days prior to, and at any time after, the date on which such Owner gives to the Seller a notice that an event has occurred as a result of which such additional amounts will arise or a notice that the Seller is obligated to pay such additional amounts, whichever first occurs and (ii) such Owner shall not have been reimbursed for such additional amounts under a separate Section of this Agreement.

            (b) If, due to either (i) the introduction of or any change occurring on or after the effective date of this Agreement (other than any change by way of imposition or increase of reserve requirements referred to in
Section 2.12) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) issued on or after the effective date of this Agreement, there shall be any increase in the cost to an Owner of agreeing to purchase or purchasing, or maintaining the ownership of Eligible Assets in respect of which Yield is computed by reference to the Eurodollar Rate, then, within five Business Days after receipt of a written demand by such Owner (with a copy to the Agent), the Seller shall pay to the Agent, for the account of such Owner (as a third-party beneficiary), from time to time as specified, additional amounts sufficient to compensate such Owner for such increased costs. A certificate as to the amount of such increased cost setting forth in reasonable detail the calculations used for determining, and the basis of the requirements for, such increased costs, submitted to the Seller and the Agent by such Owner shall be conclusive and binding for all purposes, absent evidence of error. Notwithstanding anything to the contrary contained in this subsection (b), an Owner shall only be entitled to receive reimbursement for such increased costs to the extent (i) incurred within 60 days prior to, and at any time after, the date on which such Owner gives to the Seller a notice that an event has occurred as a result of which such increased costs will arise or a notice that the Seller is obligated to pay increased costs, whichever first occurs and (ii) such Owner shall not have been reimbursed for such increased cost under a separate Section of this Agreement.

            SECTION 2.12. Additional Yield on Eligible Assets Bearing a Eurodollar Rate. The Seller shall pay to an Owner, so long as such Owner shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional Yield on the unpaid Capital of each Eligible Asset of such Owner during each Fixed Period in respect of which Yield is computed by reference to the Eurodollar Rate, for such Fixed Period, at a rate per annum equal at all times during such Fixed Period to the remainder obtained by subtracting (i) the Eurodollar Rate for such Fixed Period from (ii) the rate obtained by dividing such Eurodollar Rate referred to in clause (i) above by that percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Owner for such Fixed Period, payable on each date on which Yield is payable on such Eligible Asset. A certificate as to such additional Yield submitted to the Seller and the Agent by such Owner shall be conclusive and binding for all purposes, absent evidence of error.

                                   ARTICLE III

                  CONDITIONS OF EFFECTIVENESS AND OF PURCHASES

            SECTION 3.01. Conditions Precedent to the Original Agreement. The effectiveness of the Original Agreement, and the initial Purchase under the Original Agreement after the date of effectiveness of the Original Agreement were subject to these conditions precedent, which were satisfied: (i) the Original Agreement was executed by the Seller, each Investor and the Agent and
(ii) the Agent did receive on or before the date of effectiveness of the Original Agreement the following:

            (a) The Certificate under the Original Agreement;

            (b) A copy of the resolutions adopted by the Board of Directors of the Seller approving the Original Agreement, the Certificate delivered in connection therewith, and the other documents delivered by it thereunder, and the transactions contemplated thereby, certified by its Secretary or Assistant Secretary;

            (c) A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers authorized on its behalf to sign the Original Agreement, the Certificate thereunder and the other documents to be delivered by it thereunder (on which certificate the Agent and each Owner shall be entitled to conclusively rely until such time as the Agent shall have received from the Seller a revised certificate meeting the requirements of this subsection (c));

            (d) Acknowledgment copies of proper Financing Statements (Form UCC-1), dated a date reasonably near to the date of the initial Purchase under the Original Agreement, naming the Seller as the assignor of Receivables and CNAI, as Agent, as assignee, as shall be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the ownership interests in all Receivables in which an interest could have been assigned thereunder.

            (e) Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Agent), dated a date reasonably near to the date of the initial Purchase under the Original Agreement, listing all effective financing statements (including those referred to above in subsection (d)) which name the Seller (under its then present name and any previous name) as debtor and which were filed in the jurisdictions in which filings were made pursuant to subsection

      (d) above, together with copies of any such financing statements (none of which (other than the financing statements filed pursuant to clause (d) above after giving effect thereto), shall cover any Receivables, Contracts or Related Security);

            (f) Acknowledgment copies of proper Financing Statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person other than the Agent in the Receivables, Contracts or Related Security previously granted by the Seller;

            (g) Executed copies of Lock-Box Agreements duly executed by the Seller;

            (h) An executed copy of the Original Parallel Purchase Commitment (as defined in the Parallel Purchase Commitment) duly executed by the Seller, CNAI and each Bank (as defined therein) thereunder;

            (i) A favorable opinion of (i) in-house counsel to the Seller, substantially in the form of Exhibit E-1 to the Original Agreement and
      (ii) Thompson, Hine and Flory, special counsel to the Seller, substantially in the form of Exhibit E-2 to the Original Agreement, and as to such other matters as the Agent may reasonably request; and

            (j) A favorable opinion of counsel for the Agent, as the Agent may reasonably request.

            (k) Letters and certificates, in form and substance satisfactory to the Agent, attesting to the solvency of the Seller after giving effect to the Original Agreement and the transactions contemplated thereby, from the Seller's treasurer or chief accounting officer.

            SECTION 3.02. Conditions Precedent to Amendment and Restatement and to the Initial Purchase After the Restatement Effective Date. The effectiveness of this Agreement to amend and restate the Original Agreement, and the initial Purchase hereunder after the Restatement Effective Date, are subject to the conditions precedent that (i) this Agreement shall have been executed by the Seller, each Investor and the Agent and (ii) the Agent shall have received on or before the Restatement Effective Date the following, each of which (unless otherwise indicated) shall be dated such date, in form and substance satisfactory to the Agent:

            (a) The Certificate;

            (b) The Selling Subsidiary Letter duly executed by the Selling Subsidiary and the Seller;

            (c) Certified copies of the charter and by-laws, as amended, of the Selling Subsidiary;

            (d) A copy of the resolutions adopted by the Board of Directors of
      (i) the Seller approving this Agreement and the other documents to be delivered by it thereunder and all the transactions contemplated hereby and thereby and (ii) the Selling Subsidiary authorizing the Selling Subsidiary Letter and the transactions contemplated hereby and thereby, in each case certified by its Secretary or Assistant Secretary;

            (e) A certificate of the Secretary or Assistant Secretary of (i) Seller certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement, the Certificate and the other documents to be delivered by it hereunder and thereunder, and (ii) the Selling Subsidiary certifying the names and true signatures of the officers authorized on its behalf to sign the Selling Subsidiary Letter and the other documents to be delivered by it hereunder and thereunder (on which certificates the Agent and each Owner shall be entitled to conclusively rely until such time as the Agent shall have received from the Seller or the Selling Subsidiary as the case may be, a revised certificate meeting the requirements of this subsection (e));

            (f) Executed copies of (i) proper Financing Statements (Form UCC-1), to be filed immediately, naming the Selling Subsidiary as the assignor of Receivables originally owed to such Selling Subsidiary, the Seller as secured party and the Agent as assignee of the secured party, as shall be necessary or, in the opinion of the Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the interests in all Receivables created by the Selling Subsidiary Letter, (ii) proper continuations and amendments (Form UCC-3) to the Financing Statements that were filed pursuant to Section 3.01(d) of the Original Agreement, adding to the property covered thereby the Pool Receivables originally owed to the Selling Subsidiary and continuing the effectiveness of such original Financing Statements; and (iii) proper Financing Statements (Form UCC-1), to be filed immediately with the Clerk of Lorain County, Ohio, naming the Seller as the assignor of Receivables and CNAI, as Agent, as secured party;

            (g) Certified copies of Requests for Information or Copies (Form UCC-11) (or a similar search report certified by a party acceptable to the Agent), dated a date reasonably near to the Restatement Effective Date, listing all effective financing statements which name the Selling Subsidiary (under its then present name, any trade names and any previous name) as debtor and which were filed in the jurisdictions in which filings were made pursuant to subsection (f) above, together with copies of any such financing statements (none of which (other than the financing statements filed pursuant to clause (f) above after giving effect thereto), shall cover any Receivables, Contracts or Related Security);

            (h) Acknowledgment copies of proper Financing Statements (Form
      UCC-3),
      if any, necessary to release all security interests and other rights of any Person other than the Agent in the Receivables, Contracts or Related Security previously granted by the Selling Subsidiary;

            (i) Executed copies of Lock-Box Agreements duly executed by the Seller or the Selling Subsidiary;

            (j) An executed copy of the Parallel Purchase Commitment duly executed by the Seller, CNAI and each Bank (as defined therein) thereunder;

            (k) An executed copy of the fee letter agreement dated the date hereof between the Seller and the Agent;

            (l) Favorable opinions of (i) senior corporate counsel to the Seller, substantially in the form of Exhibit F-1 hereto, (ii) senior corporate counsel to the Selling Subsidiary, substantially in the form of Exhibit F-2 hereto, and (iii) Wisconsin counsel to the Selling Subsidiary, substantially in the form of Exhibit F-3 hereto, and, in the case of the opinions referred to in clauses (i), (ii) and (iii) above, as to such other matters as the Agent may reasonably request; and

            (m) A favorable opinion of counsel for the Agent, as the Agent may reasonably request.

            SECTION 3.03. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase after the Restatement Effective Date) hereunder and the right of the Collection Agent to reinvest in Pool Receivables those Collections attributable to an Eligible Asset pursuant to Section 2.05 or 2.06 shall be subject to the further conditions precedent that:

            (a) With respect to any such Purchase, on or prior to the date of such Purchase, the Collection Agent shall have delivered to the Agent, in form and substance satisfactory to the Agent, a completed Seller Report, dated within 35 days prior to the date of such Purchase, together with a listing by Obligor of all Pool Receivables and such additional information as may be reasonably requested by the Agent;

            (b) On the date of such Purchase or reinvestment the following statements shall be true (and the Seller by accepting proceeds of such Purchase or by receiving the proceeds of such reinvestment shall be deemed to have certified on the date of such purchase or reinvestment that):

                  (i) The representations and warranties contained in Section
            4.01
            hereof and contained in each Loan Document are correct on and as of such date as though made on and as of such date before and after giving effect to such Purchase or reinvestment and to the application of proceeds therefrom other than representations or warranties that, by their terms, refer to a date other than the date of such Purchase,

                  (ii) No event has occurred and is continuing, or would result from such Purchase or reinvestment or from the application of proceeds therefrom, which constitutes an Event of Investment Ineligibility or would constitute an Event of Investment Ineligibility but for the requirement that notice be given or time elapse or both,

                  (iii) The Agent shall not have delivered to the Seller a
            notice that no Investor shall not make any further Purchases hereunder and/or that the Collection Agent shall not reinvest in any Pool Receivables on behalf of the Owner of an Eligible Asset, and

                  (iv) On such date, the fee agreement noted in Section 2.10 of this Agreement shall be effective; and

            (c) The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

            SECTION 3.04. Conditions Precedent to Purchases and Reinvestments by Ciesco. Each Purchase (including the initial Purchase after the Restatement Effective Date) hereunder by Ciesco and the right of the Collection Agent, pursuant to Section 2.05 or 2.06, to reinvest in Pool Receivables those Collections attributable to an Eligible Asset owned by Ciesco shall be subject to the further condition precedent that on such date, all of the Seller's long-term public senior debt securities, if rated, are rated at least BBB- by S&P and Baa3 by Moody's or, if not rated, such securities are deemed to merit a BBB rating in the sole discretion of the Agent.

            SECTION 3.05. Conditions Precedent to Purchases and Reinvestments by CRC. Each Purchase (including the initial Purchase after the Restatement Effective Date) hereunder by CRC and the right of the Collection Agent, pursuant to Section 2.05 or 2.06, to reinvest in Pool Receivables those Collections attributable to an Eligible Asset owned by CRC shall be subject to the further condition precedent that on such date, all of the Seller's long-term public senior debt securities, if rated, are rated at least BB- (but lower than BBB-) by S&P and Ba3 (but lower than Baa3) by Moody's or, if not rated, such securities are deemed to merit at least a BB (but lower than a BBB) rating in the sole discretion of the Agent.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            SECTION 4.01. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

            (a) Each of the Seller and each Selling Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on the Seller or such Selling Subsidiary. The Seller owns all of the issued and outstanding shares eligible to vote of the capital stock of each Selling Subsidiary.

            (b) The execution, delivery and performance by the Seller of this Agreement, each Selling Subsidiary Letter and all other instruments and documents to be delivered hereunder, the transactions contemplated hereby and thereby, and the Seller's use of the proceeds of Purchases, and the execution, delivery and performance by each Selling Subsidiary of the Selling Subsidiary Letter to which it is a party and all other instruments and documents to be delivered by such entity hereunder and thereunder, and the transactions contemplated hereby and thereby, are within such entity's corporate or other powers, have been duly authorized by all necessary corporate or other action, do not contravene (i) such entity's charter or by-laws or other constituent documents, as applicable, or (ii) law or any contractual restriction binding on or affecting such entity and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of such entity's material properties, other than as a result of the transactions contemplated by this Agreement and each Selling Subsidiary Letter; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Seller of this Agreement, each Selling Subsidiary Letter to which it is a party or any other document or instrument to be delivered by it hereunder, or for the due execution, delivery and performance by each Selling Subsidiary of the Selling Subsidiary Letter to which it is a party or any other document or instrument to be delivered by it hereunder except for the filing of the UCC Financing Statements referred to in Article III or paragraph 4 of each Selling Subsidiary

      Letter, all of which, at the time required in Article III or paragraph 4 of each Selling Subsidiary Letter, as the case may be, shall have been duly made and shall be in full force and effect.

            (d) This Agreement is, and the Certificate and each Selling Subsidiary Letter when delivered hereunder will be, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, and each Selling Subsidiary Letter when delivered hereunder by each Selling Subsidiary party thereto will be the legal, valid and binding obligation of such Selling Subsidiary enforceable against such Selling Subsidiary in accordance with its terms, in each case, except to the extent that the enforceability thereof is limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

            (e) (i) The Consolidated balance sheet of the Seller and its Subsidiaries as at December 31, 1998, and the related Consolidated statement of income and cash flows of the Seller and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, copies of which have been furnished to the Agent, fairly present, the Consolidated financial condition of the Seller and its Subsidiaries as at such dates and the Consolidated results of the operations of the Seller and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and (ii) since December 31, 1998, there has been no material adverse change in any such condition or operations.

            (f) There is no pending or overtly threatened action, suit, investigation, litigation or proceeding against or affecting the Seller or any of its Subsidiaries, or the property of the Seller or of any of its Subsidiaries, in any court, or before any arbitrator of any kind, or before or by any governmental body, which, taking into account its probability of success, may materially adversely affect the financial condition of the Seller or the Seller and its Consolidated Subsidiaries taken as a whole or materially adversely affect the ability of the Seller to perform its obligations under this Agreement or any Selling Subsidiary Letter or of any Selling Subsidiary to perform its obligations under the Selling Subsidiary Letter to which it is a party; neither the Seller nor any of its Subsidiaries is in default with respect to any order of any court, arbitrator or governmental body except for defaults with respect to orders of governmental agencies which defaults are not material to the business or operations of the Seller or the Seller and its Subsidiaries taken as a whole.

            (g) No proceeds of any Purchase or reinvestment will be used by the Seller to acquire any equity security (other than the Common Stock of the Seller to the extent permitted under the Credit Agreement) of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

            (h) Each Pool Receivable is (i) together with the Contract related thereto owned by the Seller free and clear of any Adverse Claim except as provided for herein and (ii) an Eligible Receivable; upon each Purchase or reinvestment, the Owner making such Purchase or reinvestment will acquire a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Eligible Asset in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim except as provided hereunder; and no effective financing statement (other than the financing statements filed pursuant to the Original Agreement) or other instrument similar in effect covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of CNAI, as Agent, in accordance with this Agreement.

            (i) Each Seller Report (if prepared by the Seller or any Selling Subsidiary, or to the extent that information contained therein is supplied by the Seller or any Selling Subsidiary), information, exhibit, financial statement, document, book, record or report furnished at any time by the Seller or any Selling Subsidiary to the Agent or any Owner in connection with this Agreement or any Selling Subsidiary Letter is accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or such Owner, as the case may be, at such time) as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

            (j) The chief executive office of the Seller is located at the address of the Seller set forth under its name on the signature pages hereof and the chief executive office of each Selling Subsidiary and the chief place of business and the offices where each of the Seller and each Selling Subsidiary keeps all its books, records and documents evidencing Pool Receivables or the related Contracts are located at the address specified in Schedule IV hereto as such Schedule IV may be amended from time to time (or at such other locations, notified to the Agent in accordance with Section 5.01(f), in jurisdictions where all action required by Section 6.05 has been taken and completed).

            (k) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts of the Seller and each Selling Subsidiary at such Lock-Box Banks, are specified in Schedule I hereto as such Schedule I may be amended from time to time (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(d)).

            (l) Neither the Seller nor any Affiliate of the Seller has any direct or indirect ownership or other financial interest in the Investor, the Agent or any "Original Bank" (as such term is defined in the Parallel Purchase Commitment).

            (m) Each purchase of an Eligible Asset hereunder, and each reinvestment of Collections in Pool Receivables made hereunder, will constitute (i) a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended, and (ii) a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940, as amended.

            (n) With respect to each Pool Receivable originally owed to any Selling Subsidiary, the Seller has acquired such Pool Receivable pursuant to a Selling Subsidiary Letter and paid or will pay to such Selling Subsidiary in cash (by book entry or otherwise), no later than 30 days after the end of the calendar quarter during which such Pool Receivable was transferred to the Seller pursuant to such Selling Subsidiary Letter, an amount equal to at least the fair market value of such Pool Receivable which could reasonably be expected to result from arms-length negotiations between unaffiliated parties. Each such transfer was not made for or on account of an antecedent debt owed by such Selling Subsidiary to the Seller and no such transfer was made by the Selling Subsidiary (i) with the intent to hinder, delay or defraud its creditors, (ii) for less than reasonably equivalent value, (iii) while the Selling Subsidiary was, or which rendered the Selling Subsidiary, insolvent, (iv) as a result of which the Selling Subsidiary was left with unreasonably small capital, or
      (v) as a result of which the Selling Subsidiary incurred debts beyond its ability to pay such debts as they matured.

                                    ARTICLE V

                         GENERAL COVENANTS OF THE SELLER

            SECTION 5.01. Affirmative Covenants of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be existing, the Seller will, unless the Agent shall otherwise consent in writing:

            (a) Compliance with Laws, Etc. Comply, and cause each Selling Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Pool Receivables and related Contracts, Related Security and Collections with respect thereto.

            (b) Preservation of Corporate Existence. Preserve and maintain, and cause each Selling Subsidiary to preserve and maintain, its corporate (or, in the case of any Selling Subsidiary, if applicable, other) existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Owners or the Agent hereunder or in the Pool Receivables and the Related Security, or the ability of the Seller or the Collection Agent to perform their respective obligations hereunder or the ability of the Seller to perform its obligations under the Contracts or any Selling Subsidiary Letter or the ability of any Selling Subsidiary to perform its obligations under the Selling Subsidiary Letter to which it is a party.

            (c) Audits. At any time and from time to time during regular business hours and upon reasonable prior notice, permit, and cause each Selling Subsidiary to permit, the Agent, or its agents or representatives,
      (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller or such Selling Subsidiary relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Seller or such Selling Subsidiary for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller's or such Selling Subsidiary's performance hereunder or under the Contracts with any of the officers or employees of the Seller or such Selling Subsidiary having knowledge of such matters.

            (d) Keeping of Records and Books of Account. Maintain and implement, or cause each Selling Subsidiary to maintain and implement, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

            (e) Performance and Compliance with Receivables and Contracts. At its expense, timely and fully (i) perform and comply, and cause each Selling Subsidiary to timely and fully perform and comply, with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and, (ii) as beneficiary of any Related Security, enforce, and cause each Selling Subsidiary to enforce, such Related Security as reasonably requested by the Agent.

            (f) Location of Records. Keep, and cause each Selling Subsidiary to keep, its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and all Contracts related thereto (and all original documents relating thereto), at the address(es) of the Seller or such Selling Subsidiary referred to in
      Section 4.01(j) or, upon 30 days' prior written notice to the Agent, at such other locations in a jurisdiction where all action required by
      Section 6.05 shall have been taken and completed.

            (g) Credit and Collection Policies. Comply, and cause each Selling Subsidiary to comply, in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

            (h) Collections. Instruct, and cause each Selling Subsidiary to instruct, substantially all Obligors to remit all Collections directly to a Lock-Box Account and cause all Collections received by the Seller or such Selling Subsidiary to be deposited directly to a Lock-Box Account.

            (i) Deposits to Lock-Box Accounts. Upon the request of the Agent, the Seller shall instruct, and shall cause each Selling Subsidiary to instruct, each Person that is not an Obligor to stop making deposits to Lock-Box Accounts.

            (j) Purchase of Receivables from Selling Subsidiaries. With respect to each Pool Receivable originally owed to any Selling Subsidiary, no later than 30 days after the end of the calendar quarter during which such Pool Receivable was transferred to the Seller pursuant to a Selling Subsidiary Letter, pay to such Selling Subsidiary in cash (by book entries or otherwise) an amount at least equal to the fair market value of such Pool Receivable which could reasonably be expected to result from arms-length negotiations between unaffiliated parties.

            (k) Ownership of Selling Subsidiaries. Except as contemplated by
      Section 5.03(f), continue to be the legal and beneficial owner of all the issued and outstanding shares of the capital stock or other equity ownership interests of each of the Selling Subsidiaries.

            (l) Additional Selling Subsidiaries. If the Seller elects to include Receivables purchased from any Subsidiary in the Receivables Pool, if the Agent consents in writing to such election, cause such Subsidiary to become a Selling Subsidiary by executing, together with the Seller, a Selling Subsidiary Letter, together with the documents of the kinds referred to in subsections (c), (d), (e), (f), (g), (h), (i) and (l) of
      Section 3.02, in each case related to such Subsidiary and such Selling Subsidiary Letter, and then delivering such Selling Subsidiary Letter and documents to the Agent prior to any such sale of Receivables to be included in the Receivables Pool and to take all actions required by paragraph 4 of the Selling Subsidiary Letter in order to perfect and protect the assignment and security interest granted thereunder or to enable the Agent to exercise and enforce its rights and remedies under such Selling Subsidiary Letter.

            SECTION 5.02. Reporting Requirements of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be existing, the Seller will, unless the Agent shall otherwise consent in writing, furnish to the Agent:

            (a) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Seller, a Consolidated balance sheet of the Seller and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flow of the Seller and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail, duly certified (subject to year-end audit adjustments) by a Responsible Officer of the Seller as having been prepared in accordance with GAAP, it being agreed that delivery of the Seller's Quarterly Report on Form 10-Q will satisfy this requirement, together with (i) a certificate of said officer stating that, to his knowledge after reasonable investigation, no Event of Investment Ineligibility has occurred and is continuing or, if an Event of Investment Ineligibility has occurred and is continuing, a statement as to the nature thereof and the action that the Seller has taken and proposes to take with respect thereto and (ii) a certificate of said officer stating the Interest Coverage Ratio as of the end of such quarter;

            (b) as soon as available and in any event within 120 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller and its Subsidiaries, containing a Consolidated balance sheet of the Seller and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Seller and its Subsidiaries for such fiscal year, in each case accompanied by an opinion without qualification of independent public accountants of recognized standing acceptable to the Agent, it being agreed that delivery of the Seller's Annual Report on Form 10-K will satisfy this requirement, together with (i) a certificate of such accounting firm to the Agent stating that in the course of the regular audit of the business of the Seller and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Investment Ineligibility has occurred insofar as such Event of Investment Ineligibility relates to accounting matters and is continuing, or if an Event of Investment Ineligibility has occurred and is continuing, a statement as to the nature thereof, (ii) a certificate of a Responsible Officer of the Seller stating the Interest

      Coverage Ratio as of the end of such fiscal year and (iii) a certificate of a Responsible Officer of the Seller stating that, to his knowledge after reasonable investigation, no Event of Investment Ineligibility has occurred and is continuing or, if a Event of Investment Ineligibility has occurred and is continuing, a statement as to the nature thereof and the action that the Seller has taken and proposes to take with respect thereto;

            (c) promptly after the sending or filing thereof, copies of all reports which the Seller sends to any of its securityholders, and copies of all reports and registration statements which the Seller or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

            (d) promptly after the filing or receiving thereof, copies of all reports and notices relating to the Seller and its significant domestic subsidiaries with respect to any Reportable Event defined in Article IV of ERISA which the Seller or any such subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Seller or any subsidiary receives from such corporation;

            (e) as soon as possible and in any event within five days after the occurrence of each Event of Investment Ineligibility or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Investment Ineligibility, the statement of the chief accounting officer, treasurer or assistant treasurer of the Seller setting forth details of such Event of Investment Ineligibility or event and the action which the Seller proposes to take with respect thereto; and

            (f) promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Seller, or any Subsidiary, as the Agent may from time to time request in order to protect any Owner's or the Agent's interests under or contemplated by this Agreement.

            SECTION 5.03. Negative Covenants of the Seller. Until the later of the Facility Termination Date and the date upon which no Capital for any Eligible Asset shall be existing, the Seller will not, without the written consent of the Agent:

            (a) Sales, Liens, Etc. Except as otherwise provided herein, or pursuant to the Parallel Purchase Commitment, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to or create or suffer to exist any Adverse Claim, or permit any Selling Subsidiary to do any of the same, upon or with respect to, the Seller's undivided interest in any Pool Receivable or Related Security or Collections in respect thereof, or upon or with respect to any related Contract, or upon or with respect to any lock-box account to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

            (b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 6.02(a), extend, amend or otherwise modify, or permit any Selling Subsidiary to extend, amend or otherwise modify, the terms of any Pool Receivable, or amend, modify or waive, or permit any Selling Subsidiary to amend, modify or waive, any term or condition of any Contract related thereto.

            (c) Change in Business or Credit and Collection Policy. Make, or permit any Selling Subsidiary to make, any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, materially impair the collectibility of any Pool Receivable.

            (d) Change in Payment Instructions to Obligors. Add or terminate, or permit any Selling Subsidiary to add or terminate, any bank as a Lock-Box Bank from those listed in Schedule I hereto or make any change in its instructions to Obligors regarding payments to be made to the Seller or any Selling Subsidiary or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change and executed copies of Lock-Box Agreements with each new Lock-Box Bank.

            (e) Change in Corporate Name, Etc. Make, or permit any Selling Subsidiary to make, any change to its name or structure, or use any tradenames, fictitious names, assumed names or "doing business as" names (other than, in the case of Plast-O-Meric, Inc., Adchem and Wilflex, Inc.), unless, in the case of such name change or use and prior to the effective date thereof, the Seller or such Selling Subsidiary delivers to the Agent such financing statements or amendments to financing statements (Form UCC-1 and UCC-3) executed by the Seller or such Selling Subsidiary, as applicable, which the Agent may request to reflect such name change or use, together with such other documents and instruments that the Agent may reasonably request in connection therewith.

            (f) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Seller (other than a Selling Subsidiary) may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Seller, (ii) any Selling Subsidiary may merge with any other Person so long as the Selling Subsidiary is the surviving entity, and (iii) any Subsidiary of the Seller may merge into or dispose of assets to the Seller and the Seller may merge with any other Person so long as the Seller is the surviving corporation, provided, in each case, that no "Default" as defined in the Credit Agreement, and no Event of Investment Ineligibility or event which would, with notice or the lapse of time or both, constitute an Event of Investment Ineligibility shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

                                   ARTICLE VI

                          ADMINISTRATION AND COLLECTION

            SECTION 6.01. Designation of Collection Agent. The servicing, administering and collection of the Pool Receivables shall be conducted by such Person (the "Collection Agent") so designated from time to time in accordance with this Section 6.01. Until the Agent gives three Business Days' notice to the Seller of a designation of a new Collection Agent, the Seller is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. The Agent may at any time designate as Collection Agent any Person (including itself) to succeed the Seller or any successor Collection Agent if the Agent shall determine in its reasonable discretion that such action is necessary to protect the interest of any Owner in the Receivables, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof. The Collection Agent may, with the prior consent of the Agent, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that the Collection Agent shall remain liable for the performance of the duties and obligations of the Collection Agent pursuant to the terms hereof.

            SECTION 6.02. Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy, including, without limitation, the billing of Pool Receivables as soon as possible under the Contracts related thereto, the preparation and mailing of collection letters to any Obligor whose payment is past due, the investigation and resolution of customer inquiries and complaints, and the employment of one or more agents. Each of the Seller, each Owner and the Agent hereby appoints as its agent the Collection Agent, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the Contracts. The Collection Agent shall set aside and hold in trust for the account of the Seller and each Owner their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 2.05 and 2.06 but shall not be required (unless otherwise requested by the Agent) to segregate the funds constituting such portion of such Collections prior to the remittance thereof in accordance with said Sections. If instructed by the Agent, the Collection Agent shall segregate and deposit with a bank (which may be Citibank) designated by the Agent such allocable share of Collections of Pool

Receivables, set aside for each Owner, on the first Business Day following receipt by the Collection Agent of such Collections. Provided no Event of Investment Ineligibility shall have occurred and be continuing, the Seller, while it is Collection Agent, may, in accordance with the Credit and Collection Policy, extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Seller may determine to be appropriate to maximize Collections thereof. The Seller shall, and shall cause each Selling Subsidiary to, deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller and each Owner in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) which evidence or relate to Pool Receivables.

            (b) The Collection Agent shall as soon as practicable following receipt turn over to the Seller (i) that portion of Collections of Pool Receivables representing its undivided interest therein, less, in the event the Seller is not the Collection Agent, all reasonable and appropriate out-of-pocket costs and expenses of such Collection Agent of servicing, collecting and administering the Pool Receivables to the extent not covered by the Collection Agent Fee received by it and (ii) the Collections of any Receivable which is not a Pool Receivable. The Collection Agent, if other than the Seller, shall as soon as practicable upon demand deliver to the Seller all documents, instruments and records in its possession which evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession which evidence or relate to Pool Receivables. The Collection Agent's authorization under this Agreement shall terminate, after the Facility Termination Date, upon receipt by each Owner of an Eligible Asset of an amount equal to the Capital plus accrued Yield for such Eligible Asset plus all other amounts owed to the Agent, each Owner and the Seller and (unless otherwise agreed by the Agent and the Collection Agent) the Collection Agent under this Agreement.

            SECTION 6.03. Rights of the Agent. (a) The Agent may notify, at any time upon three Business Days' notice to the Seller if the Agent shall determine in its sole discretion that such action is necessary to protect the interest of any Owner in the Receivables, or at any time after the designation of a Collection Agent other than the Seller and at the Seller's expense, the Obligors of Pool Receivables, or any of them, of the ownership of Eligible Assets by the Owners.

            (b) At any time following the designation of a Collection Agent other than the Seller pursuant to Section 6.01:

            (i) The Agent may direct the Obligors of Pool Receivables, or any of them, that payment of all amounts payable under any Pool Receivable be made directly to the Agent or its designee.

            (ii) The Seller shall, at the Agent's request and at the Seller's expense, give notice, or cause each Selling Subsidiary to give notice, of such ownership to each said Obligor and direct that payments be made directly to the Agent or its designee.

            (iii) The Seller shall, and shall cause each Selling Subsidiary to, at the Agent's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Agent at a place selected by the Agent or its designee and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

            (iv) Each of the Seller and each Investor hereby authorizes the Agent to take any and all steps in the Seller's or any Selling Subsidiary's name and on behalf of the Seller or any Selling Subsidiary and the Owners necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller's or any Selling Subsidiary's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

            SECTION 6.04. Responsibilities of the Seller. Anything herein to the contrary notwithstanding:

            (a) The Seller shall, and shall cause each Selling Subsidiary to, perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if Eligible Assets had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not relieve the Seller or any Selling Subsidiary from such obligations or its obligations with respect to Pool Receivables; and

            (b) Neither the Agent nor the Owners shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller thereunder or any of the obligations of any Selling Subsidiary thereunder.

            SECTION 6.05. Further Action Evidencing Purchases. The Seller agrees that from time to time, at its expense, it will, and will cause each Selling Subsidiary to, promptly execute and deliver all further instruments and documents, and take all further action that the Agent may reasonably request in order to perfect, protect or more fully evidence the Eligible Assets purchased by the Owners hereunder, or to enable any of them or the Agent to exercise and enforce any of their respective rights and remedies hereunder or under each Selling Subsidiary Letter. Without limiting the generality of the foregoing, the Seller will, and will cause each Selling Subsidiary to, upon the request of the
Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate in accordance with law; (ii) if the Agent shall determine in its sole discretion that such action is necessary to protect its interest in the Receivables, mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that such Eligible Assets have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law. If the Seller fails to perform any of its agreements or obligations under this Agreement, the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller as provided in Section 10.01.

                                   ARTICLE VII

                       EVENTS OF INVESTMENT INELIGIBILITY
                          AND RECEIVABLES INELIGIBILITY

            SECTION 7.01. Events of Investment Ineligibility. If any of the following events (except for any such event as it applies to any Selling Subsidiary (as to which Section 7.02 shall govern)) ("Events of Investment Ineligibility") shall occur and be continuing:

            (a) (i) The Collection Agent (if other than the Agent or Citibank)
      (i) shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (ii) of this Section 7.01(a)) and such failure shall remain unremedied for three Business Days or (ii) the Seller or the Collection Agent (if other than the Agent or Citibank) shall fail to make any payment or deposit to be made by it hereunder or under the letter agreement described in Section 2.10(a) when due; or

            (b) The Seller shall fail to perform or observe any term, covenant or agreement contained in Section 5.03(e) or Section 6.03(a); or

            (c) Any representation or warranty made or deemed to be made by the Seller (or any of its officers) under or in connection with this Agreement, the Loan Documents or any Seller Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

            (d) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for seven Business Days after written notice thereof shall have been given by the Agent to the Seller; or

            (e) The Seller shall fail to pay any Debt in excess of $10,000,000 or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (f) Any Purchase or any reinvestment pursuant to Section 2.05 shall for any reason, except to the extent permitted by the terms hereof, cease to create, or any Eligible Asset shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest to the extent of the pertinent Eligible Asset in each applicable Pool Receivable and the Related Security and Collections with respect thereto; or

            (g) (i) The Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against the Seller, either such proceeding shall not be stayed or dismissed for 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or (ii) the Seller shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (g); or

            (h) The Default Ratio as at the last day of any calendar month shall exceed 6% or the Delinquency Ratio as at the last day of any calendar month shall exceed 4% and a repurchase, if required pursuant to Section 10.03, is not made when due; or

            (i) There shall have been any material adverse change in the financial condition or operations of the Seller since December 31, 1998, or there shall have occurred any event which materially adversely affects the collectibility of the Pool Receivables, or there shall have occurred any other event which materially adversely affects the ability of the Seller to collect Pool Receivables or the ability of the Seller to perform hereunder; or

            (j) Any "Event of Default" shall have occurred and be continuing under the Credit Agreement; or

            (k) The aggregate undivided percentage interest for all Eligible Assets and the "Eligible Assets" under the Parallel Purchase Commitment shall exceed 100% for five consecutive days; or

            (l) The Seller shall have failed to deliver to the Agent its written consent to a proposed modification to the definition of Dilution Percentage in accordance with the terms of such definition set forth in
      Section 1.01 within 5 days after receipt by the Seller of written notice from the Agent setting forth such proposed modification, together with written evidence of the approval of S&P or Moody's or both for such modification;

then, and in any such event, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred, whereupon the Facility Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all without any further actions on its part, which are hereby expressly waived by the Seller; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Seller under the Federal Bankruptcy Code or the occurrence of any event described above in subsection
(g), the Facility Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller. Upon any such termination of the Facility, the Agent and the Owners shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of
Article IX hereof, any Owner may elect to assign pursuant to Article IX hereof any Eligible Asset owned by such Owner to an Assignee following the occurrence of any Event of Investment Ineligibility.

            SECTION 7.02. Events of Receivables Ineligibility. If any of the following events ("Events of Receivables Ineligibility") shall occur and be continuing:

            (a) Any representation or warranty made or deemed to be made by the Seller (or any of its officers) under or in connection with this Agreement or any Selling Subsidiary Letter, with respect to any Selling Subsidiary shall prove to have been false or incorrect in any material respect when made; or

            (b) The Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any Selling Subsidiary Letter on its part to be performed or observed with respect to any Selling Subsidiary, or any Selling Subsidiary shall fail to perform or observe any term, covenant or agreement contained in any Selling Subsidiary Letter on its part to be performed or observed, and any such failure shall remain unremedied for seven Business Days after written notice thereof shall have been given by the Agent to the Seller; or

            (c) Any Selling Subsidiary shall fail to pay any Debt in excess of $10,000,000 or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (d) Any sale of any Receivables by any Selling Subsidiary pursuant to paragraph 1 of any Selling Subsidiary Letter shall for any reason cease to create a valid and perfected first priority 100% ownership interest in such Receivables in favor of the Seller; or

            (e) (i) Any Selling Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Selling Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against any Selling Subsidiary, either such proceeding shall not be stayed or dismissed for 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or (ii) any Selling Subsidiary shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (e); or

            (f) There shall have occurred any event which materially adversely affects the ability of the Seller to perform under any Selling Subsidiary Letter with respect to any Selling Subsidiary or the ability of any Selling Subsidiary to perform its obligations under any Selling Subsidiary Letter to which it is a party;

then, and in any such event, the Agent may, by notice to the Seller, declare all Pool Receivables originally owed to such Selling Subsidiary as not being Eligible Receivables, whereupon all such Pool Receivables then existing and thereafter arising shall forthwith become and be Pool Receivables that are not Eligible Receivables.

                                  ARTICLE VIII

                                    THE AGENT

            SECTION 8.01. Authorization and Action. Each Owner hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and each Selling Subsidiary Letter as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

            SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any Selling Subsidiary Letter (including, without limitation, the Agent's servicing, administering or collecting Pool Receivables as Collection Agent pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent:

            (i) may consult with legal counsel (including counsel for the Seller), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

            (ii) makes no warranty or representation to any Owner and shall not be responsible to any Owner for any statements, warranties or representations made in or in connection with this Agreement or any Selling Subsidiary Letter;

            (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Selling Subsidiary Letter on the part of the Seller or any Selling Subsidiary or to inspect the property (including the books and records) of the Seller or any Selling Subsidiary;

            (iv) shall not be responsible to any Owner for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Certificate or any Selling Subsidiary Letter or any other instrument or document furnished pursuant hereto; and

            (v) shall incur no liability under or in respect of this Agreement or any Selling Subsidiary Letter by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

            SECTION 8.03. CNAI and Affiliates. With respect to any Eligible Asset owned by CNAI, CNAI shall have the same rights and powers under this Agreement as would any Owner and may exercise the same as though it were not the Agent. CNAI and its Affiliates may generally engage in any kind of business with the Seller, any Selling Subsidiary or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller, any Selling Subsidiary or any Obligor or any of their respective Affiliates, all as if CNAI were not the Agent and without any duty to account therefor to the Owners.

            SECTION 8.04. Investors' Purchase Decision. Each Investor acknowledges that it has, independently and without reliance upon the Agent, any of its Affiliates or any other Owner and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and, if it so determines, to purchase an undivided ownership interest in Pool Receivables hereunder.

                                   ARTICLE IX

                                   ASSIGNMENT

            SECTION 9.01. Assignment. (a) Each Investor may assign to any other Assignee, and any such Assignee may assign to any other Assignee, any Eligible Asset. Upon any such assignment, (i) the Assignee shall become the Owner of such Eligible Asset for all purposes of this Agreement and (ii) the Owner assignor thereof shall relinquish its rights with respect to such Eligible Asset for all purposes of this Agreement. Such assignments shall be upon such terms and conditions as the assignor and the Assignee of such Eligible Asset may mutually agree, the parties thereto shall deliver to the Agent an Assignment, duly executed by such parties, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the Assignee may reasonably request in order to perfect, protect or more fully evidence the Assignee's right, title and interest in and to such Eligible Asset, and to enable the Assignee to exercise or enforce any rights hereunder or under the Certificate. The Agent shall provide notice to the Seller of any assignment of an Eligible Asset hereunder.

            (b) By executing and delivering an Assignment, the Owner assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment, such assigning Owner makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any Selling Subsidiary Letter or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Certificate, each Selling Subsidiary Letter or any other instrument or document furnished pursuant hereto; (ii) such assigning Owner makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any Selling Subsidiary or the performance or observance by the Seller or any Selling Subsidiary of any of its obligations under, or the perfection or priority of any ownership or security interest created or purported to be created under or in connection with, this Agreement, the Certificate, each Selling Subsidiary Letter or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement together with copies of the financial statements referred to in Section 4.01, each Selling Subsidiary Letter and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and to purchase such Eligible Asset; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, such assigning Owner or any other Owner and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement or each Selling Subsidiary Letter; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and each Selling Subsidiary Letter as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; (vi) such Assignee appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts; and

(vii) such Assignee agrees that it will not institute against any Investor any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding.

            (c) The Seller may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Agent.

            SECTION 9.02. Annotation of Certificate. The Agent shall annotate the Certificate to reflect any assignments made pursuant to Section 9.01 or otherwise.

                                    ARTICLE X

                                 INDEMNIFICATION

            SECTION 10.01. Indemnities by the Seller. Without limiting any other rights which the Agent, any Owner or any of their respective Affiliates (each an "Indemnified Party") may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement or the use of proceeds of Purchases or the ownership of Eligible Assets or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party for Indemnified Amounts relating to or resulting from:

            (i) the creation of an undivided percentage ownership interest in any Receivable which is not at the date of the creation of such interest an Eligible Receivable or which thereafter ceases to be an Eligible Receivable (whether pursuant to Section 7.02 or otherwise);

            (ii) reliance on any representation or warranty made by the Seller (or any of its officers) under or in connection with this Agreement, any Selling Subsidiary Letter, any Seller Report or any other information or report delivered by the Seller or any Selling Subsidiary pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

            (iii) the failure by the Seller or any Selling Subsidiary to comply with any applicable law, rule or regulation with respect to any Pool ` Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

            (iv) the failure to vest in the Owner of an Eligible Asset an undivided percentage ownership interest, to the extent of such Eligible Asset, in the Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Adverse Claim;

            (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time;

            (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

            (vii) any failure of the Seller, as Collection Agent or otherwise, or any Selling Subsidiary to perform its duties or obligations hereunder or under the Selling Subsidiary Letter or to perform its duties or obligations under the Contracts;

            (viii) any products liability claim arising out of or in connection with merchandise, insurance or services which are the subject of any Contract; or

            (ix) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Purchases or the ownership of Eligible Assets or in respect of any Receivable or any Contract; or

            (x) the commingling of Collections of Pool Receivables at any time with other funds provided, that without in any way limiting the scope of the foregoing indemnity, such indemnity is not intended to restrict the Seller from servicing Receivables as the Collection Agent pursuant to
      Article VI of this Agreement.

            SECTION 10.02. Additional Indemnities. Section 8.04(b) of the Credit

Agreement is incorporated in this Agreement by reference, with the same force and effect as if the same was set out in this Agreement in full; provided that references to the "Borrower" and any "Lender" therein shall mean the Seller and any Owner, respectively, and, without limitation, all references in such incorporated provision to "Indemnified Party" and "Loan Documents" shall mean and refer to Indemnified Party and Loan Documents under this Agreement, respectively; likewise, to the extent any word or phrase is defined in this Agreement, any such word or phrase appearing in the provision so incorporated by reference from the Credit Agreement shall have the meaning given to it in this Agreement; and provided further words or phrases used in such incorporated provision and not otherwise defined in this Agreement shall be also incorporated herein by reference; and provided further, that notwithstanding the foregoing, such incorporated provision shall exclude recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables. The incorporation by reference into this Agreement from the Credit Agreement is for convenience only and this Agreement and the Credit Agreement shall at all times be, and be deemed to be and treated as, separate and distinct facilities. Incorporations by reference in this Agreement from the Credit Agreement shall not be affected or impaired by any subsequent expiration or termination of the Credit Agreement, nor by any amendment thereof or waiver thereunder unless the Agent, as Agent for the Owners, shall have consented to such amendment or waiver in writing.

            SECTION 10.03. Limited Recourse. On the first day (the "Determination Date") on which (a) the Default Ratio or the Delinquency Ratio exceeds the percentage therefor set forth in Section 7.01(h) and (b) such percentage would not be exceeded if such ratio were calculated by excluding from the numerator and denominator thereof all the Pool Receivables of either (i) the Obligor with the largest, (ii) the Obligors with the two largest or (iii) the Obligors with the three largest Outstanding Balances of Pool Receivables that on the Determination Date are either Defaulted Receivables or Delinquent Receivables, as the case may be (the amount of such Outstanding Balances of the minimum number of such Obligors required so that such percentage would not be exceeded being called the "Excluded Receivables", and the one, two or three Obligors owing such Excluded Receivables being the "Excluded Obligors"), then the Seller shall repurchase a portion of Eligible Assets ratably from each Owner by paying to the Agent for the benefit of the Owners on the first Business Day after the Determination Date:

            (i) an amount of Capital equal to the product obtained by multiplying all Capital outstanding as of the Determination Date by a fraction the numerator of which shall be the Outstanding Balances of the Excluded Receivables and the denominator of which shall be the Outstanding Balances of all Pool Receivables, in each case as of the Determination Date, plus

            (ii) all Yield accrued thereon through the date of such repurchase plus

            (iii) the amount, if any, by which (A) the additional Yield which would have accrued on the portion of the Eligible Assets so repurchased during the Fixed Period (computed without regard to clause (iv) of the definition of "Fixed Period") during which such repurchase occurs if such portion of such Eligible Assets had remained outstanding in its entirety exceeds (B) the income, if any, received by the Owner by investing the proceeds of such repurchase attributable to the portion of the Eligible Assets so repurchased.

On and after the date on which such payment is made in full, each Excluded Obligor shall automatically and immediately cease to be a Designated Obligor, and the Receivables of such Obligor shall automatically and immediately be excluded from the Receivables Pool. Upon receipt of funds paid to the Agent pursuant to this Section 10.03, the Agent shall distribute such funds to the Owners ratably (i) in payment of the accrued Yield for such portion of each Eligible Asset repurchased, (ii) in reduction of the Capital of such portion of each Eligible Asset repurchased and (iii) in payment of any other amounts owed by the Seller hereunder to such Owner.

                                   ARTICLE XI

                                  MISCELLANEOUS

            SECTION 11.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Seller therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent, as Agent for the Owners, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

            SECTION 11.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed, faxed or delivered, as to each party hereto, to its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent, and notices and communications sent by other means shall be effective when received, in each case addressed as aforesaid.

            SECTION 11.03. No Waiver; Remedies. No failure on the part of the Agent, Citibank or an Owner to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 11.04. Restatement Effective Date; Restatement of the Original Agreement; Binding Effect. This Agreement shall become effective when the conditions precedent set forth in Section 3.02 are satisfied or waived (the date on which all such conditions precedent are satisfied or waived being the "Restatement Effective Date"). On the Restatement Effective Date, the Original Agreement and the Certificate issued thereunder shall each automatically and without further action be amended and restated to read in its entirety as set forth in this Agreement. Thereafter each reference in the Original Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Original Agreement in any Certificate or other document delivered and to be delivered in connection with the Original Agreement shall mean and be a reference to the Original Agreement as amended and restated pursuant to this Agreement and each reference to the Certificate in the Original Agreement and in any document delivered and to be delivered in connection with the Original Agreement shall mean and be a reference to the Certificate issued under this Agreement. Except as so amended and restated, the Original Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Owner or the Agent under the Original Agreement, nor constitute a waiver of any provision of the Original Agreement. The Original Agreement as so amended and restated shall be binding upon and inure to the benefit of the Seller, the Agent, the Owners and their respective successors and assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Facility Termination Date, as no Capital of any Eligible Asset shall be outstanding; provided, however, that rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to
Article IV, the indemnification provisions of Article X and the provisions of Sections 11.06, 11.07 and 11.08 shall be continuing and shall survive any termination of this Agreement for a period of three years.

            SECTION 11.05. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF THE OWNERS IN THE RECEIVABLES, OR REMEDIES HEREUNDER, IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

            SECTION 11.06. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Indemnified Parties under Article X hereof, the Seller agrees to pay on demand all costs and expenses in connection with the preparation, execution, delivery, administration, modification and amendment (including periodic auditing) of this Agreement, the Certificate, each Selling Subsidiary Letter and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent, each Investor, Citibank, CNAI and their respective Affiliates with respect thereto and with respect to advising the Agent, each Investor, Citibank, CNAI and their respective Affiliates as to their respective rights and remedies under this Agreement and each Selling Subsidiary Letter. The Seller further agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and expenses), of the Agent, CNAI, the Owners and their respective Affiliates, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Certificate, any Selling Subsidiary Letter and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent, CNAI, the Owners and their respective Affiliates in connection with the enforcement of rights under this Section 11.06(a). A certificate as to the amount of such costs and expenses setting forth the basis thereof in reasonable detail and submitted to the Seller shall be conclusive and binding for all purposes, absent manifest error.

            (b) In addition, the Seller shall pay any and all commissions of placement agents and commercial paper dealers in respect of commercial paper notes of each Investor issued to fund the Purchase or maintenance of any Eligible Asset and any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, each Selling Subsidiary Letter or the other documents to be delivered hereunder, and agrees to indemnify the Agent, each Investor, Citibank, CNAI and their respective Affiliates against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

            (c) In addition, the Seller shall pay on demand all other costs, expenses and taxes (excluding income taxes) incurred by each Investor or any general or limited partner of each Investor ("Other Costs"), including, without limitation, the cost of auditing each Investor's books by certified public accountants, the cost of rating each Investor's commercial paper by independent financial rating agencies, the taxes (excluding income taxes) resulting from each Investor's operations, and the reasonable fees and out-of-pocket expenses of counsel for each Investor or any counsel for any general or limited partner of each Investor with respect to (i) advising such Investor or such general or limited partner as to its rights and remedies under this Agreement and each Selling Subsidiary Letter, (ii) the enforcement of this Agreement, each Selling Subsidiary Letter and the other documents to be delivered hereunder, or (iii) advising such Investor or such general or limited partner as to matters relating to such Investor's operations; provided, however that, if any Investor enters into agreements for the purchase of interests in receivables from one or more other Persons ("Other Sellers"), the Seller and such Other Sellers shall each be liable for such Other Costs ratably in accordance with the usage under the respective facilities of such Investor to purchase receivables or interests therein from the Seller and each Other Seller; and provided further that if such Other Costs are attributable to the Seller and not attributable to any Other Seller, the Seller shall be solely liable for such Other Costs. A certificate as to the amount of such costs and expenses setting forth the basis thereof in reasonable detail and submitted to the Seller shall be conclusive and binding for all purposes, absent manifest error.

            SECTION 11.07. No Proceedings. Each of the Seller, the Agent, each Owner, each assignee of an Eligible Asset or any interest therein and each entity which enters into a commitment to purchase Eligible Assets or interests therein hereby agrees that it will not institute against any Investor any proceeding of the type referred to in clause (i) of Section 7.01(g) so long as any commercial paper issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding.

            SECTION 11.08. Confidentiality. (a) Except to the extent otherwise required by applicable law, rule, regulation or judicial process, the Seller agrees to maintain the confidentiality of this Agreement and each Selling Subsidiary Letter (and all drafts thereof) in communications with third parties and otherwise; provided, however, that the Agreement and any Selling Subsidiary Letter may be disclosed to third parties to the extent such disclosure is (i) required in connection with a sale of securities of the Seller, (ii) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, (iii) limited in scope to the provisions of Articles V, VII, X and, to the extent defined terms are used in Articles V, VII and X, such terms defined in Article I of this Agreement and (iv) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent; provided further, however, that the Agreement and any Selling Subsidiary Letter may be disclosed to the Seller's legal counsel pursuant to an agreement of the type referred to in clause (iv), above; and provided further, however, that the Seller shall have no obligation of confidentiality in respect of any information which may be generally available to the public or becomes available to the public through no fault of the Seller.

            (b) Each Owner understands that this Agreement and each Selling Subsidiary Letter is a confidential document and no Owner will disclose it to any other Person without the Agent's prior written consent other than (i) to such Owner's Affiliates and their and their Affiliates' officers, directors, employees, agents, rating agencies, counsel, auditors and advisors and then only on a confidential basis, (ii) to actual or prospective Assignees and participants, and then only if such Assignee has agreed in writing to maintain such information on a confidential basis, (iii) as required by any law, rule or regulation or judicial process or (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

            (c) Neither the Agent nor any Owner shall disclose any Confidential Information to any Person without the consent of the Seller, other than (i) to the Agent's or such Owner's Affiliates and their and their Affiliates' officers, directors, employees, agents, rating agencies, counsel, auditors and advisors and then only on a confidential basis, (ii) to actual or prospective Assignees and participants, and then only if such Assignee has agreed in writing to maintain such Confidential Information on a confidential basis, (iii) as required by any law, rule or regulation or judicial process and (iv) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

            SECTION 11.09. Execution in Counterparts; Severability. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telefax shall be effective as delivery of a manually executed counterpart of this Agreement. In case any provision in or obligation under this Agreement should be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

            SECTION 11.10. Grant of a Security Interest. (a) The Seller hereby assigns and pledges to the Agent for the benefit of itself, the Owners and each other Indemnified Party from time to time, and hereby grants to the Agent for the benefit of itself, the Owners and each other Indemnified Party from time to time, a security interest in and to all of the Seller's right, title and interest in and to all of the Pool Receivables, the Related Security with respect thereto and the Collections and all proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described above in this clause (a)) (collectively the "Collateral").

            (b) The assignment, pledge and security interest granted under this
Section 11.10 secures the payment of all obligations of the Seller now or hereafter existing from time to time under this Agreement, any other instruments and documents furnished by the Seller pursuant hereto and otherwise in connection with this Agreement, whether for Collections received or deemed to have been received or otherwise payable by the Seller, either individually or as Collection Agent, repurchases of interests in Pool Receivables, interest, capital, yield, fees (including but not limited to any Collection Agent Fees), costs, expenses, taxes, indemnification or otherwise (all such obligations being the "Obligations").

            (c) The Seller agrees that from time to time, at the expense of the Seller, the Seller will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect the assignment and security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Seller will execute and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or reasonably desirable, or as the Agent may reasonably request, in order to perfect and preserve the assignment and security interest granted or purported to be granted hereby. The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of the Seller where permitted by law, and the Agent shall notify the Seller of each such filing. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

            (d) The Seller hereby irrevocably appoints the Agent as the Seller's attorney-in-fact, with full authority in the place and stead of the Seller and in the name of the Seller or otherwise, from time to time in the Agent's discretion following the occurrence and during the continuance of an Event of Investment Ineligibility, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of the assignment, grant and security interest granted hereunder, including, without limitation:

            (i) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral,

            (ii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, if any, in connection therewith, and

            (iii) to file any claims or take any action or institute any proceedings which the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent with respect to any of the Collateral.

            (e) If the Seller fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 11.06.

            (f) The powers conferred on the Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

            (g) If any Event of Investment Ineligibility shall have occurred and be continuing:

            (i) The Agent may exercise any and all rights and remedies of the Seller in respect of the Collateral.

            (ii) The Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC in effect in the State of New York (whether or not such UCC applies to the affected Collateral).

            (iii) All payments received by the Seller in respect of the Collateral shall be received in trust for the benefit of the Agent, shall (upon request by the Agent) be segregated from other funds of the Seller and shall be forthwith paid over to the Agent in the same form as so received (with any necessary indorsement).

            (iv) All payments made in respect of the Collateral, and all cash proceeds in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, received by the Agent may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent pursuant to Section 11.06) in whole or in part by the Agent for the Owners or the applicable Indemnified Parties against, all or any part of the Obligations in such order as the Agent shall elect. Any surplus of such payments or cash proceeds held by the Agent and remaining after payment in full of all the Obligations shall be paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus.

            (h) Anything herein to the contrary notwithstanding, (i) the Seller shall remain liable under each Contract to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Agent of any of the rights hereunder shall not release the Seller from any of its duties or obligations under any Contract and (iii) neither the Agent nor any Investor nor any other Indemnified Party shall have any obligation or liability under any Contract by reason of this
Section 11.10, nor shall the Agent or any Investor or any other Indemnified Party be obligated to perform any of the obligations or duties of the Seller thereunder.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        THE GEON COMPANY

                                        By:
                                           -------------------------------------
                                           Title:

                                        One Geon Center
                                        Avon Lake, Ohio  44012
                                        (Lorain County)
                                        Attention: Treasurer
                                        Facsimile No. (216) 930-3727


                                        CORPORATE RECEIVABLES CORPORATION

                                        By: Citicorp North America, Inc.
                                              as Attorney-in-Fact

                                        By:
                                           -------------------------------------
                                           Title:

                                        450 Mamaroneck Avenue
                                        Harrison, New York 10528
                                        Attention: CRC
                                        Facsimile No. (914) 899-7890

                                        CIESCO, L.P.

                                        By: Citicorp North America, Inc.
                                              as Attorney-in-Fact

                                        By:
                                           -------------------------------------
                                           Title:

                                        450 Mamaroneck Avenue
                                        Harrison, New York 10528
                                        Attention: Ciesco
                                        Facsimile No. (914) 899-7890


                                        CITICORP NORTH AMERICA, INC.,
                                          as Agent

                                        By:
                                           -------------------------------------
                                           Title:

                                        450 Mamaroneck Avenue
                                        Harrison, New York 10528
                                        Attention: Global Securitization
                                        Facsimile No. (914) 899-7890

                                                                       EXHIBIT A

                                   ASSIGNMENT

                     Dated as of __________________ , 19___

            Reference is made to the Fourth Amended and Restated Trade Receivables Purchase and Sale Agreement dated as of May 28, 1999 (the "Agreement") among The Geon Company (the "Seller"), Corporate Receivables Corporation, Ciesco, L.P. and Citicorp North America, Inc., as Agent. Terms defined in the Agreement are used herein as therein defined.

            __________________ (the "Assignor") and _______________ (the
"Assignee") agree as follows:

            1. In consideration of the payment of $________, being the existing [aggregate] Capital of the Eligible Asset[s] referred to below, and of $_______, being the [aggregate] unpaid accrued Yield for such Eligible Asset[s], receipt of which payment is hereby acknowledged, the Assignor hereby assigns to the Agent for the account of the Assignee, and the Assignee hereby purchases from the Assignor, all of the Assignor's right, title and interest in and to the Eligible Asset[s] purchased by the undersigned in [a] Purchase[s] on ________, 19___; __________, 19___,[etc.]] under the Agreement.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the Eligible Asset[s] being assigned by it hereunder and that such Eligible Asset[s] are free and clear of any Adverse Claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the Certificate, each Selling Subsidiary Letter or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller or any Selling Subsidiary or the performance or observance by the Seller or any Selling Subsidiary of any of its obligations under the Agreement, the Certificate, each Selling Subsidiary Letter or any other instrument or document furnished pursuant thereto.

            3. The Assignee (i) confirms that it has received a copy of the Agreement together with copies of the financial statements referred to in
Section 4.01 thereof, each Selling Subsidiary Letter and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and purchase such Eligible Asset[s]; (ii) agrees that it will, independently and without reliance upon the Agent, any of its Affiliates, the Assignor or any other Owner and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and any Selling Subsidiary Letter; (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement and each Selling Subsidiary Letter as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) appoints as its agent the Collection Agent from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts; and (vi) agrees that it will not institute against any Investor any proceeding of the type referred to in Section 7.01(g) so long as any commercial paper issued by such Investor shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such commercial paper shall have been outstanding.

            4. Following the execution of this Assignment by the Assignor and the Assignee, it will be delivered to the Agent. The effective date of this Assignment shall be the date above specified (the "Effective Date").

            5. As of the Effective Date, (i) the Assignee shall be and become the Owner of the Eligible Asset[s] referred to herein for all purposes of the Agreement and (ii) the Assignor shall relinquish its rights with respect to such Eligible Asset[s] for all purposes of the Agreement.

            6. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed and delivered by their respective duly authorized officers or agents as of the date first written above.

                                        [NAME OF ASSIGNOR]

                                        By
                                          --------------------------------------
                                        Title:
                                              ----------------------------------


                                        [NAME OF ASSIGNEE]

                                        By
                                          --------------------------------------
                                        Title:
                                              ----------------------------------

                                                                       EXHIBIT B

                            CERTIFICATE OF ASSIGNMENT

                          Dated as of __________, 1999

            Reference is made to the Fourth Amended and Restated Trade Receivables Purchase and Sale Agreement dated as of May 28, 1999 (as amended, supplemented or otherwise modified from time to time, the "Agreement") among The Geon Company (the "Seller"), Corporate Receivables Corporation, Ciesco, L.P. and Citicorp North America, Inc., as Agent. Terms defined in the Agreement are used herein as therein defined.

            The Seller hereby sells and assigns to the Agent for the account of the Owner thereof each Eligible Asset purchased under the Agreement.

            Each Purchase of an Eligible Asset made by each Investor from the Seller, each assignment of such Eligible Asset by its Owner to an Assignee and each reduction in Capital in respect of each Eligible Asset evidenced hereby shall be endorsed by the Agent on the grid attached hereto which is part of this Certificate of Assignment. Such endorsement shall evidence the ownership of such Eligible Asset initially by each Investor and upon any assignment, if any, thereof by the Assignee thereof and the amount of Capital from time to time.

            This Certificate of Assignment is made without recourse except as otherwise provided in the Agreement.

            This Certificate of Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

            IN WITNESS WHEREOF, the undersigned has caused this Certificate of Assignment to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                        THE GEON COMPANY


                                        By
                                          --------------------------------------
                                        Title:
                                              ----------------------------------

                                     GRID(1)


Number of                                               Capital                       Owner
Eligible                                             (Giving Effect               (Giving Effect
 Asset                 Transaction(2)                to Transaction)              to Transaction)
---------              --------------                ---------------              ---------------










--------
(1) Eligible Assets will be numbered sequentially based upon date of Purchase.

(2) Transactions are Purchases, Reductions in Capital, Assignments, Divisions of Eligible Assets and Combinations of Eligible Assets.

                                                                       EXHIBIT C

                                  SELLER REPORT

                                                                       EXHIBIT D

                           FORM OF LOCK-BOX AGREEMENT

                                                         [DATE]

[Name and Address of Lock-Box Bank]

                              [Name of the Company]

Ladies and Gentlemen:

            [The Geon Company] [Name of Selling Subsidiary] (the "Company") hereby notifies you that the Company has transferred exclusive ownership and control of its depository [lock-box] account number [_______________] maintained with you (the "Lock-Box Account") to Citicorp North America, Inc., 450 Mamaroneck Avenue, Harrison, New York 10528 (the "Agent").

            The Company hereby irrevocably instructs you to make all payments to be made by you out of or in connection with the Lock-Box Account pursuant only to such written instructions as an officer of the Agent shall give you from time to time.

            The Company also hereby notifies you that the Agent shall be irrevocably entitled to exercise any and all rights in respect of or in connection with the Lock-Box Account.

            By its signature below, the Agent hereby instructs you initially to make all payments to be made by you out of or in connection with the Lock-Box Account pursuant to such written instructions as an officer of the Company shall give you from time to time.

            Upon your receipt of further instructions from the Agent, you shall make all payments to be made by you out of or in connection with the Lock-Box Account directly to the account or accounts specified in those instructions. Those accounts may include, but need not be limited to: Citibank, N.A., account no. [ _________ ] in the name of the Agent, at 450 Mamaroneck Avenue, Harrison, New York 10528, Attention of U.S. Securitization, for the account of the Agent.

            Notwithstanding anything to the contrary in any other agreement relating to the Lock-Box Account, the Lock-Box Account is and will be maintained solely for the benefit of the Agent, and will be entitled "Citicorp North America, Inc., as Agent, re: [Name of

Company]." You will maintain a record of all checks and other remittance items received in the Lock-Box Account. In addition to providing the Agent and the Company with the reports and other documents provided in the past, you will furnish to the Agent and the Company for the Lock-Box Account (i) a monthly statement and (ii) such other information as the Agent may request from time to time, to be transmitted to the Agent at 450 Mamaroneck Avenue, Harrison, New York 10528 and to the Company at [Address]. Given the Agent's interest in the Lock-Box Account, all transfers from the Lock-Box Account shall be made by you irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off with respect to the Company or any of its affiliates and shall be final, and you shall not seek to recover from the Agent for any reason any such payment once made.

            Notwithstanding the foregoing, all service charges and fees with respect to the Lock-Box Account shall be payable by the Company.

            Please agree to the terms of, and acknowledge receipt of, this notice by signing in the space provided below on a counterpart hereof. This letter may be executed in any number of counterparts and by difference parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this letter by telefax shall be effective as delivery of a manually executed counterpart of this letter. Your signing will also be a confirmation to the Agent that the description of the Lock-Box Account above is correct and that you have no notice of any other person or entity having any interest in, or pledge or assignment of, the Lock-Box Account. Please send two signed copies of this letter to the Agent at its address at 399 Park Avenue, New York, New York 10043, Attention:____________________________________________________. A third copy is enclosed for your records.

                                        Very truly yours,

                                        THE GEON COMPANY

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------


                                        CITICORP NORTH AMERICA, INC.

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------

Agreed and acknowledged:

[NAME OF LOCK-BOX BANK]

By:
    -------------------------
    Title:

                                                                      SCHEDULE I

                                 LOCK-BOX BANKS

1)   The Geon Company:

     National City Bank, Cleveland
     Lock-Box 73603-N                                 The Geon Company
                                                      P.O. Box 73603-N
                                                      Cleveland, Ohio 44193

     Harris Trust and Savings Bank, Chicago
     Lock-Box 71151                                   The Geon Company
                                                      P.O. Box 71151
                                                      Chicago, Illinois 60694

2)   Plast-O-Meric, Inc.:

                                                                     SCHEDULE II

                                 DESCRIPTION OF
                          CREDIT AND COLLECTION POLICY

                                                                    SCHEDULE III

                                FORM OF CONTRACTS

                                                                     SCHEDULE IV

        LIST OF OFFICES OF SELLER AND SELLING SUBSIDIARIES WHERE RECORDS
                      RELATING TO THE RECEIVABLES ARE KEPT

The Geon Company
One Geon Center
Avon Lake, Ohio
(Lorain County)

Plast-O-Meric, Inc.
W227 N6225 Sussex Road
Sussex, Wisconsin 53089

                                                                       S&S DRAFT
                                                                    DATED 6/2/99

                                U.S. $85,000,000

                           FOURTH AMENDED AND RESTATED
                  TRADE RECEIVABLES PURCHASE AND SALE AGREEMENT

                            Dated as of May 28, 1999

                                      Among

                                THE GEON COMPANY

                                   as Seller,

                                  CIESCO, L.P.

                                       and

                        CORPORATE RECEIVABLES CORPORATION

                                  as Investors

                                       and

                          CITICORP NORTH AMERICA, INC.

                                    as Agent

                                TABLE OF CONTENTS


SECTION                                                                                                                 PAGE
         PRELIMINARY STATEMENTS......................................................................................     1

ARTICLE I DEFINITIONS

         SECTION 1.01.  Certain Defined Terms........................................................................     2
         SECTION 1.02.  Other Terms..................................................................................    21
         SECTION 1.03.  Computation of Time Periods..................................................................    21
         SECTION 1.04.  Accounting Terms.............................................................................    21

ARTICLE II AMOUNTS AND TERMS OF THE PURCHASES

         SECTION 2.01.  Facility.....................................................................................    21
         SECTION 2.02.  Making Purchases.............................................................................    22
         SECTION 2.03.  Termination of Facility or Reduction of the Purchase Limit...................................    22
         SECTION 2.04.  Eligible Asset...............................................................................    22
         SECTION 2.05.  Non-Liquidation Settlement Procedures........................................................    23
         SECTION 2.06.  Liquidation Settlement Procedures............................................................    24
         SECTION 2.07.  General Settlement Procedures................................................................    25
         SECTION 2.08.  Payments and Computations, Etc...............................................................    26
         SECTION 2.09.  Dividing or Combining of Eligible Assets.....................................................    26
         SECTION 2.10.  Fees and Payments............................................................................    26
         SECTION 2.11.  Increased Costs..............................................................................    27
         SECTION 2.12.  Additional Yield on Eligible Assets Bearing a Eurodollar Rate................................    28

ARTICLE III CONDITIONS OF EFFECTIVENESS AND OF PURCHASES

         SECTION 3.01.  Conditions Precedent to the Original Agreement...............................................    28
         SECTION 3.02.  Conditions Precedent to Amendment and Restatement and to the Initial Purchase
                        After the Restatement Effective Date.........................................................    30
         SECTION 3.03.  Conditions Precedent to All Purchases and Reinvestments......................................    32
         SECTION 3.04.  Conditions Precedent to Purchases and Reinvestments by  Ciesco...............................    33
         SECTION 3.05.  Conditions Precedent to Purchases and Reinvestments by CRC...................................    33

ARTICLE IV REPRESENTATIONS AND WARRANTIES

         SECTION 4.01.  Representations and Warranties of the Seller.................................................    33

ARTICLE V GENERAL COVENANTS OF THE SELLER

         SECTION 5.01.  Affirmative Covenants of the Seller..........................................................    37
         SECTION 5.02.  Reporting Requirements of the Seller.........................................................    39
         SECTION 5.03.  Negative Covenants of the Seller.............................................................    41

ARTICLE VI ADMINISTRATION AND COLLECTION

         SECTION 6.01.  Designation of Collection Agent..............................................................    43
         SECTION 6.02.  Duties of Collection Agent...................................................................    43
         SECTION 6.03.  Rights of the Agent..........................................................................    44
         SECTION 6.04.  Responsibilities of the Seller...............................................................    45
         SECTION 6.05.  Further Action Evidencing Purchases..........................................................    45

ARTICLE VII EVENTS OF INVESTMENT INELIGIBILITY AND RECEIVABLES INELIGIBILITY

         SECTION 7.01.  Events of Investment Ineligibility...........................................................    46
         SECTION 7.02.  Events of Receivables Ineligibility..........................................................    48

ARTICLE VIII THE AGENT

         SECTION 8.01.  Authorization and Action.....................................................................    50
         SECTION 8.02.  Agent's Reliance, Etc........................................................................    50
         SECTION 8.03.  CNAI and Affiliates..........................................................................    51
         SECTION 8.04.  Investors' Purchase Decision.................................................................    51

ARTICLE IX ASSIGNMENT

         SECTION 9.01.  Assignment...................................................................................    51
         SECTION 9.02.  Annotation of Certificate....................................................................    53

ARTICLE X INDEMNIFICATION

         SECTION 10.01.  Indemnities by the Seller...................................................................    53
         SECTION 10.02.  Additional Indemnities......................................................................    54
         SECTION 10.03.  Limited Recourse............................................................................    55

ARTICLE XI MISCELLANEOUS

         SECTION 11.01.  Amendments, Etc.............................................................................    56
         SECTION 11.02.  Notices, Etc................................................................................    56
         SECTION 11.03.  No Waiver; Remedies.........................................................................    56
         SECTION 11.04.  Restatement Effective Date; Restatement of the Original Agreement; Binding Effect...........    56
         SECTION 11.05.  Governing Law...............................................................................    57
         SECTION 11.06.  Costs, Expenses and Taxes...................................................................    57
         SECTION 11.07.  No Proceedings..............................................................................    58
         SECTION 11.08.  Confidentiality.............................................................................    59
         SECTION 11.09.  Execution in Counterparts; Severability.....................................................    60
         SECTION 11.10.  Grant of a Security Interest................................................................    60

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                                       3
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                                       4
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                                    SCHEDULES

SCHEDULE I        List of Lock-Box Banks

SCHEDULE II       Description of Credit and Collection Policy

SCHEDULE III      Form of Contracts

SCHEDULE IV List of Offices of Seller and Selling Subsidiary where Records Relating to the Receivables are Kept

                                 EXHIBITS

EXHIBIT A         Form of Assignment

EXHIBIT B         Form of  Certificate

EXHIBIT C         Seller Report

EXHIBIT D         Form of Letter to Lock-Box Account Banks

EXHIBIT E         Form of Selling Subsidiary Letter

EXHIBIT F-1       Form of Opinion of Counsel to the Seller

EXHIBIT F-2       Form Of Opinion of Counsel to the Selling Subsidiary

EXHIBIT F-3       Form of Opinion of Wisconsin Counsel to the Selling Subsidiary